Exhibit 10.6

MERCHANT SERVICES AGREEMENT

DATED AS OF JULY 10, 2000

BY AND BETWEEN

HURLEY STATE BANK,

ASSOCIATES FIRST CAPITAL CORPORATION

ZALE DELAWARE, INC.,

And

ZALE PUERTO RICO, INC.

TABLE OF CONTENTS

ARTICLE I -	DEFINITIONS	1

1.1	Definitions	1

1.2	Construction	10

ARTICLE II -	CLIENT RELATIONSHIP TEAM AND PROGRAM COMMITTEE	10

2.1	General	10

2.2	Client Relationship Team	10

2.3	Operational Oversight; Meetings, Voting and Records	12

2.4	Program Committee	12

2.5	Dispute Resolution	13

ARTICLE III -	ISSUANCE OF ACCOUNTS AND ACCEPTANCE OF CARDS	13

3.1	Maintenance of Accounts of JNB	13

3.2	Procedures for Opening Accounts	14

3.3	Honoring of Cards	18

3.4	Acceptance of Cards by Bank	19

3.5	Operating Regulations	20

3.6	Completion of Sales Slips	20

3.7	Authorization	21

3.8	Settlement of Card Transactions	23

3.9	Cardholder Credits and Payments	24

3.10	Billing Inquiries and Cardholder Disputes	25

3.11	Chargeback Rights and Procedures	26

3.12	Representations and Warranties	27

3.13	Reports; Audit Rights	28

3.14	Conversion; Bank Performance	29

3.15	Internet Support	31

3.16	Second Look Program	31

3.17	Insurance	32

3.18	Zale Acquisitions; Unauthorized Goods and Services	33

3.19	Inactive Accounts	34

3.20	Monthly Cardholder Statements - Inserts and Messages	34

3.21	Access to Products and Services; Enhancements	36

3.22	Sales Tax Credits	36

ARTICLE IV -	FEES AND CERTAIN OTHER PAYMENTS	37

4.1	Fees and Certain Other Payments	37

ARTICLE V -	MISCELLANEOUS	39

5.1	Indemnification	39

5.2	Card Program Promotion; Advertising and Service Marks	41

5.3	Books and Records	43

5.4	Term and Termination	44

5.5	Termination-Related Obligations: Sunset Management	48

5.6	Status of the Parties	49

5.7	Force Majeure	49

5.8	Confidentiality	49

5.9	Access to Cardholder List	51

5.10	Arbitration	51

5.11	Financial Information	53

5.12	Assignability; Successors and Assigns	53

5.13	Agreement not to Sell	53

5.14	Cooperation	54

5.15	Amendment	54

5.16	Severability	54

5.17	Entire Agreement	54

5.18	Governing Law	54

5.19	Applicable Law or Regulation	54

5.20	Waivers	54

5.21	Notices	54

5.22	No Third-Party Rights	55

5.23	Captions	55

5.24	Counterparts	56

5.25	Consent to Jurisdiction	56

MERCHANT SERVICES AGREEMENT

This MERCHANT SERVICES AGREEMENT (“Agreement”) is made as of July 10, 2000 by and between HURLEY STATE BANK, a banking corporation organized and existing under the laws of the State of South Dakota (“Bank”), ZALE DELAWARE, INC., a corporation organized and existing under the laws of the State of Delaware (“Z Del”), and ZALE PUERTO RICO, INC., a corporation organized and existing under the laws of Puerto Rico (“Zale Puerto Rico”); Z Del and Zale Puerto Rico are hereinafter sometimes collectively referred to as “Zale”).

W I T N E S S E T H:

WHEREAS, each of Z Del and Zale Puerto Rico is in the business of offering certain goods and services for sale at retail sties, through catalogs, over the internet, and by other means and desires to offer its consumers the convenience of using Bank-issued credit cards branded with an appropriate Zale Mark in payment therefor, and

WHEREAS, in furtherance thereof, Zale and Bank have agreed that Bank shall, in accordance with the terms and conditions set forth herein, (a) Issue private label credit cards branded with appropriate Zale Marks to approved customers to be used by such customers for the purchase of goods and services offered by Zale in the ordinary course of business, and (b) service the accounts pursuant to which such cards are issued and that are established from time to time pursuant to this Agreement or that have been acquired by Bank through its merger with Jewelers National Bank, a national banking association (“JNB”);

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank, Z Del and Zale hereby agree as follows:

ARTICLE I -DEFINITIONS

1.1                               Definitions. As used herein, the following terms shall have the following respective meanings:

“Account” means a Card account, including any Card accounts acquired by Bank through its merger with JNB. An Account may have more than one Card issued to Cardholders with respect to such Account. All Accounts are, and are deemed to be, the property of Bank.

“Acquired Business” has the meaning given such term in Section 3.18(a) hereof.

“Accountholder” means the Cardholder in whose name an Account is established and who is responsible for payment of sums due under such Account.

“Add-on Sale” means a Card Sale other than an Initial Sale.

“Adjusting Party” has the meaning given such term in Section 3.2(c) hereof.

“AFCC” shall Mean Associates First Capital Corporation, a corporation organized and existing under the laws of the State of Delaware and the parent company of Bank.

“Affiliate” shall have the meaning assigned to such term in Rule 12b-2 of the Securities Exchange Act of 1934.

“Applicable Law” means all provisions of statutes, rules, regulations and orders of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or any court, in each case, whether of the United States or Puerto Rico, applicable to a Person, and ail orders and decrees of arbitrators in proceedings or actions in which the Person in question is a party.

“Application” means Bank’s credit application, containing substantially the same customer data fields as the form attached hereto as Exhibit A, as the same may be modified-from time to time in accordance with this Agreement, which must be completed by a consumer who wishes to open an Account and submitted to Bank for review.

“Approved Sales Channels” means Stores, catalogues, advertisements and other promotional materials, mail, telephone, Zale internet sites and any other manner of sale approved by the Client Relationship Team.

“Arbitration Notice” has the meaning given such term in Section 5.10 hereof.

“Associates Securitization Facility” means any securitization facility to which Bank and/or any of its Affiliates are party (and any contract, agreement or other document establishing or evidencing such facility) that includes any of the receivables originated under an Account.

“Authorization” means permission from Bank to make a Card Sale.

“Authorization Center” means a facility designated by Bank as a facility at which Card Sales are authorized and Applications are decisioned.

“Authorized Goods and Services” means (a) jewelry, watches, china, porcelain, ceramics, sliver, crystal, gift items, and other items typically offered for sale by Jewelry and/or fine gift stores; (b) insurance products and services; (c) gift cards, gift certificates, stored value cards and extended warranty services with respect to any of the foregoing; and (d) other products and services incidental or related to any of the foregoing offered by Zale in the ordinary course of business, through Approved Sales Channels, whether now existing or hereafter created.

“Average Merchant Fee”, with respect to any Decrease Period, shall mean the average amount, expressed as a percentage of Net Card Sales, of Merchant Fees actually paid by Zale hereunder for the most recent fiscal year of Zale ended immediately prior to such Decrease Period.

“Bank indemnified Persons” has the meaning given to such term in Section 5.1(a) of this Agreement.

“Bank’s Account issuance Criteria” has the meaning given to such term in Section 3.2(a) of this Agreement.

“Business Day” means Mondays through Fridays except days when Bank is authorized to be closed for business by South Dakota, Delaware, Illinois, Tennessee, Texas, Utah or federal law.

“CEO” has the meaning given to such term in Section 2.5(b) of this Agreement.

“Card” means a credit card either (a) issued by JNB in respect of an Account acquired by Bank through its merger with JNB, or (b) issued by Bank and evidencing an Account, in either case on which shall appear a Zale Mark designated by Zale or such other design or designs as may be mutually acceptable to Zale and Bank.

“Card Program” means the credit card program established pursuant to this Agreement, under which Accounts will be established and/or maintained and Cards will be issued to Credit Applicants meeting Bank’s Account issuance Criteria, all upon the terms and conditions set forth herein.

“Card Sale” means the amount of any sale of Authorized Goods and Services, net of any portion paid in cash or by other means, that Zale makes to a Cardholder that is charged to an Account in accordance with the terms and conditions of this Agreement, including initial Sales and Add-on Sales.

“Card Transactions” means Card Sales and Credits.

“Cardholder” means any consumer to whom a Card has been issued and/or any consumer who has actual, implied or apparent authority to use a Card.

“Chargeback” means the refusal of Bank to pay Zale for a Card Sale for the reasons specifically set forth in Section 3.11, hereof;

“Chargeback Report” has the meaning given to such term in Section 3.11 of this Agreement.

“Client Relationship Team” has the meaning given to such term in Section 2.2(a) of this Agreement

“Confidential information” has the meaning given to such term in Section 5.8(a) of this Agreement.

“Conversion” means the date following execution and delivery of this Agreement on which Zale’s existing private label credit card program provided by JNB and the systems and programs utilized in connection therewith have been converted to the Card Program hereunder and the systems and programs utilized by Bank in connection with this Agreement in such a manner as could be reasonably expected to enable Bank to perform its obligations hereunder.

“Conversion Date” means the earlier of (a) the date on which Conversion has been substantially completed or (b) July 31, 2001.

“Conversion Plan” has the meaning given such term in Section 2.2(b)(1) hereof.

“Credit” means a non-cash refund issued by Zale to a Cardholder (including without limitation pursuant to a return) on an Account of all or a portion of the amount of a Card Sale.

“Credit Applicant” means a consumer who submits an Application to Bank.

“Credit Card Agreement” means, with respect to an Account, the agreement between Bank and an Accountholder governing such Account, as such agreement may be amended, modified or otherwise changed from time to time in accordance with the provisions hereof.

“Credit Plan” means a plan pursuant to which an Accountholder agrees to repay amounts due from such Accountholder to Bank under an Account. A Credit Plan may be a: Regular Revolving Credit Plan or a Special Credit Plan.

“Credit Slip” means evidence of a Credit in electronic or paper form. .

“Decrease Period” has the meaning given to such term in Section 5.4(b)(v) hereof.

“Designated Third Party” has the meaning given to such term in Section 5.4(f) of this Agreement.

“Dispute” has the meaning given to such term in Section 2.4(a) of this Agreement.

“Effective Date” means the Effective Time, as defined in the Merger Agreement, which shall be the date on which the provisions of this Agreement become effective; provided, however that if the Merger does not occur, this Agreement shall terminate and not become effective unless the parties hereto otherwise mutually agree.

“Electronic Location” means a Zale location at which there is an Electronic Terminal.

“Electronic Terminal” means an electronic terminal or computer capable of communicating by means of an on-line or dial-up electronic link (whether routed through Bank’s facilities or otherwise) with an Authorization Center to obtain Authorizations and decisions with respect to Applications.

“Fair Market Value” has the meaning given to such term in Section 5.4(f) of this Agreement.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 0.01%) equal to the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day.

“Floor Unit” means $1000 United States dollars or such larger amount as may be determined from time to time by Bank, at or above which Authorization must be obtained by Zale to make a Card Sale when Zale’s ability to secure electronic Authorization of such Card Sale is not available.

“Furnishing Party” shall have the meaning given to such term in Section 5.8(a) hereof.

“Indemnified Party” shall mean a Bank indemnified Person or a Zale indemnified Person, as the case may be.

“Indemnifying Part” shall mean a party required to indemnify an indemnified Party as provided in Section 5.1 hereof.

“Initial Sale” means the first Card Sale to a Cardholder occurring within thirty (30) days following the date on which such Cardholder’s Application is approved.

“Initial Term” has the meaning given to such term in Section 5.4(a), of this Agreement

“In-Store Payments” has the meaning given to such term in Section 3.9(b) hereof.

“Insurance Agreement” has the meaning given to such term in Section 3.17 hereof.

“Material Change” means any change, event, condition or occurrence, other than one required by Applicable Law, which could reasonably be expected to (a) cause a material decrease in any or all of the following: (i) the number of Applications, (ii) the use of Cards by Cardholders or (iii) Card Sales; or (b) have a material adverse effect on the Card Program; or (c) require material changes to or otherwise materially affect Zale’s existing Store procedures, operations, hardware (including without limitation Electronic Terminals) or software.

“Merchant Fee” has the meaning given to such term in Section 4.1(a) hereof.

“Merchant Fee Differential” means, with respect to any Decrease Period, an amount equal to the product of (a) the Average Merchant Fee with respect to such Decrease Period and (b) the difference between the Minimum Volume Amount and Net Card Sales with respect to such Decrease Period.

“Merger” means the merger of JNB with and into Bank as contemplated by the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated of even date herewith, among Zale Delaware, inc., Jewelers National Bank and Bank.

“Minimum Volume Amount” means Net Card Sales of $750,000,000.00, subject to adjustment from time to time as provided in Section 3.2(c) hereof; provided however, that for purposes of this definition only, Net Card Sales shall include the net amount of credit sales of any division or subsidiary of Zale which is sold, conveyed, disposed of, divested or otherwise transferred by Zale which would have been Net Card Sales if such division or subsidiary were still a division or subsidiary of Zale, provided that such subsidiary or division so sold, conveyed, disposed of, divested or otherwise transferred (a) is willing to continue its credit operations with Bank pursuant to terms and conditions no less favorable to Bank than those contained herein (regardless of whether Bank actually agrees to such continuation) and (b) could reasonably be expected to fulfill its obligations thereunder for the term remaining under this Agreement (excluding any extension thereof).

“Negative Significant Shift” shall mean the-occurrence, determined on a consistent basis, as to any division of Zale, of any of the following:

(i)                                the occurrence, during any calendar quarter, of any one of the following:

(A)                              a ten percent (10%) or greater increase in fifty percent (50%) or more of the vintage FICO band “over 60 days delinquent” buckets. For purposes of this measurement, FICO bands will be in twenty (20) point increments and Accounts which do not require immediate minimum payments (deferred payments) will be excluded;

(B)                                a portfolio quarterly net loss rate 10% greater than the net loss rate for the same quarter in the prior calendar year. For purposes of this measure the net loss rate calculation will be based upon the net losses for the respective period as a percentage of the average receivables for the same quarter in the prior calendar year;

(C)                                the portfolio 60+ delinquency rate increases by 10% or greater compared to the 60+ rate for the same quarter in the prior calendar year; or

(D)                               an increase of 10% or more in the value of portfolio bankruptcy filings on Accounts not previously written off which are received in any quarter as a percent of average receivables when compared to the prior quarter or the average of the prior four quarters; or

(ii)                             the occurrence of any one of the following in two (2) consecutive calendar quarters or the occurrence of both of the following in the same calendar quarter:

(A)                              the average FICO score of approved Accounts in any quarter declines by 1.1% or greater compared to the average FICO score for the same quarter in the prior calendar year ; or

(B)                                the average portfolio update FICO score of Accounts eligible to make purchases in any quarter declines by 1.1% or greater compared to the average portfolio update FICO score for the same quarter in the prior calendar year.

“Net Card Sales,” with respect to a given period, means (a) the total amount of Card Sales (including without limitation Card Sales under any Second Look Program provided by Bank to Zale) reported to Bank by Zale during such period in accordance with the provisions hereof minus (b) the total amount of Credits reported to Bank by Zale during such period in accordance with the provisions hereof.

“Non-Adjusting Party” has the meaning given such term in Section 3.2(c) hereof.

“Non-Adjusting Party” has the meaning given such term in Section 5.2(b) hereof.

“Operating Regulations” means the operating procedures reasonably agreed to by the Client Relationship Team on or prior to the Effective Date, which Operating Regulations shall apply to the Card Program during the term hereof and shall contain provisions dealing with, among others, those matters listed in Exhibit B attached hereto, as the same may be modified from time to time in accordance with the provisions of this Agreement, and which Operating Regulations, upon their adoption by the Client Relationship Team, shell be deemed to be incorporated herein by reference as fully as though set forth herein in their entirety.

“Performance Standard” means those standards set forth on Exhibit C hereto, as the same may be adjusted from time to time pursuant to Section 3.2(c) hereof, which are the standards which shall govern Bank’s performance of certain obligations hereunder and which are incorporated into and hereby made a part of this Agreement as fully as though set forth herein in their entirety.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Positive Significant Shift” shall mean the occurrence, determined as to any division of Zale, of any of the following:

(i)                                the occurrence, during any calendar quarter, of any one of the following:

(A)                              a ten percent (10%) or greater decrease in fifty percent (50%) or more of the vintage FICO band “over 60 days delinquent” buckets. For purposes of this measurement, FICO bands will be in twenty (20) point increments and Accounts which do not require immediate minimum payments (deferred payments) will be excluded;

(B)                                a portfolio quarterly net loss rate 10% less than the net loss rate for the same quarter in the prior calendar year. For purposes of this measure the net loss rate calculation will be based upon the net losses for the respective period as a percentage of the average receivables for the same quarter in the prior calendar year;

(C)                                the portfolio 60+ delinquency rate decreases by 10% or greater compared to the 60+ rate for the same quarter in the prior calendar year, or

(D)                               a decrease of 10% or more in the value of portfolio bankruptcy filings on Accounts not previously written off which are received in any quarter as a percent of average receivables when compared to the prior quarter or the average of the prior four quarters; or

(ii)                             the occurrence of any one of the following in two (2) consecutive calendar quarters or the occurrence of both of the following in the same calendar quarter:

(A)                              the average FICO score of approved Accounts in any quarter increases by 1.1% or greater compared to the average FICO score for the same quarter in the prior calendar year; or

(B)                                the average portfolio update FICO score of Accounts eligible to make purchased in any quarter increases by 1.1% or greater compared to the average portfolio update FICO score for the same quarter in the prior calendar year.

“Program Committee” means the Program Committee consisting of representatives of both Bank and Zale established pursuant to Section 2.4 hereof and having the responsibilities set forth in Section 2.4(a) hereof.

“Promotional Materials” has the meaning given to such term in Section 5.2(b) hereof.

“Proposing Party” has the meaning given such term in Section 5.2(b) hereof.

“Receiving Party” has the meaning given such term in Section 5.8(a) hereof.

“Regular Revolving Credit Plan” means all Card Plans other than Special Credit Plans.

“Repeated and Material Breach” means multiple breaches of the Performance Standards and/or Bank’s payment obligations hereunder which, when considered in the aggregate, could reasonably be expected to have a materiel adverse effect on the Card Program or on Zale’s retail sales, business, customer service, financial condition or prospects.

“Required Disclosures” means forms of credit disclosures and disclosure documents provided by Bank and required by Applicable Law, which are to be used in connection with advertising, marketing and promoting the Card Program, accepting Applications and making Card Sales.

“Sales Data” means the electronic data relating to and arising out of Card Transactions.

“Sales Slip” means evidence of a Card Sale in electronic or paper form.

“Second Look Notice” has the meaning given such term in Section 3.16 of this Agreement

“Second Look Program” has the meaning given such term in Section 3.16 of this Agreement.

“Settlement” means the payment by Bank, from time to time as provided herein, to Zale of the amount of Net Card Sales effected by Zale.

“Settlement Account” means a deposit account at a financial institution designated by Zale from time to time as a Settlement Account for purposes of this Agreement.

“Shift” shall mean a Negative Significant Shift or Positive Significant Shift, as the context may require.

“Special Credit Plan” means a Credit Plan under which interest or payment is either waived, modified or deferred for a period of time after the Card Sale. Payments may or may not be required during the interest deferral, modification or waiver period, and a minimum purchase amount may be required. Special Credit Plans include without limitation those described in Schedule 1.1A of this Agreement

“Store” means a retail store in the United States or Puerto Rico owned or leased and operated by Zale.

“Subsequent Term” has the meaning given to such term in Section 5.4(a) hereof.

“Tribunal” has the meaning given to such term in Section 5.10 of this Agreement.

“Unauthorized Goods and Services” has the meaning given to such term in Section 3.18(b) hereof.

“Zale indemnified Persons” has the meaning given to such term in Section 5.1(b) of this Agreement.

“Zale Mark” means any name, logo, trademark, service mark or other proprietary designation of Zale (including any division of Zale) selected for use by Zale from time to time in connection with the Card Program. The Zale Marks in effect on the date hereof are set forth in Schedule 1.1B hereof.

1.2                                 Construction. Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular.

ARTICLE II -CLIENT RELATIONSHIP TEAM AND PROGRAM COMMITTEE

2.1                                 General.  Bank is the sole owner of the Accounts and is solely responsible for management, in a manner consistent with the provisions of this Agreement, of the Accounts and the Card Program. Zale and Bank shall at all times use reasonable efforts and cooperate in good faith to resolve disputes that arise from time to time in connection with the operation of the Card Program under this Agreement.

2.2                                 Client Relationship Team.

(a)                                  Structure. The ongoing operations of the Card Program will be subject to the continuing review of a Client Relationship Team (the “Client Relationship Team”). The Client Relationship Team will consist of dedicated representatives of both Zale and Bank.  Zale and Bank shall establish the number of representatives to be appointed by each of them to the Client Relationship Team from time to time. The initial members of the Client Relationship Team shall be those Persons or positions listed on Schedule 2.2(a) hereto. Each of Zale and the Bank shall be entitled to remove one or more of its representatives and appoint substitute representatives at any time and from time to time during the term hereof upon written notice to the other party or parties hereto.

(b)                                 General Responsibility. The Client Relationship Team shall be the principal management interface between Zale and Bank with respect to the day-to-day operations of the Card Program. The Client Relationship Team shall cooperate and work together to facilitate Conversion, to expeditiously resolve problems which arise from time to time with respect to the implementation and ongoing operations of the Card Program and to facilitate the exchange of information to foster the successful operation of the Card Program in a manner reasonably consistent with the business interests of both Zale and Bank. Responsibilities of the Client Relationship Team shall include, without limitation, approving annual business plans and goals for operating performance, monitoring actual results against milestones and expectations, dealing with day-to-day operational issues and matters that arise in connection with the Card Program, reviewing and approving Material Changes in the Card Program proposed by the Bank, identifying market trends and analyzing the implications thereof for the Card Program and sponsoring Card Program improvement opportunities. Bank agrees that, at Zale’s request, it shall provide to one of Bank’s members of the Client Relationship Team online access to the Bank’s Accountholder records and that, to the full extent permitted by Applicable Law, such member shall, upon reasonable request by a Zale designated member of the Client Relationship Team, disclose any or all of such Accountholder records to such designated Zale member or members for reasons of account dispute resolution, issues regarding credits and chargebacks and similar purposes. Bank agrees that it will not make any Material Change without giving the Client Relationship Team prior notice of such change in such a manner as to allow such Client Relationship Testing an opportunity to discuss such proposed Material Change and the likely implications of such Material Change and securing the approval of the Client Relationship Team. Without limiting the generality of any of the foregoing, in addition to the responsibilities provided herein, the Client Relationship Team will serve as the forum in which Zale and the Bank shall at the appropriate time, or from time to time, as the case may be:

(i)                                     develop a plan (the “Conversion Plan”) for Conversion, which Conversion Plan shall contain such milestones and other details as shall be determined by the Client Relationship Team; discuss appropriate measures to implement the Conversion Plan; and monitor Bank’s progress in implementing the Conversion Plan;

(ii)                                  on or prior to the Effective Date, develop Operating Regulations for purposes of the Card Program;

(iii)                               review and approve Account acquisition and Cardholder development plans proposed by Bank and/or Zale and any marketing plans and related implementation schedules developed by Zale;

(iv)                              review and approve any proposal concerning special inserts, messages or letters to be included in Account statements to the extent such proposal is required to be approved by the Client Relationship Team as provided herein;

(v)                                 discuss and approve any proposals for new Card products;

(vi)                              discuss and approve any Material Changes proposed by Bank;

(vii)                           discuss issues related to processing and servicing the Accounts, the Cardholders and the Stores;

(viii)                        discuss and recommend actions to achieve improvement in the effectiveness and efficiency of Card Program operations;

(ix)                                discuss plans for major systems changes affecting the Card Program and recommend action as needed;

(x)                                   manage priorities and approve the implementation of any systems interface between Zale and Bank or designees of either Party;

(xi)                                determine Card specifications including size, type of plastic, encoding and magnetic stripe;

(xii)                             discuss and develop proposals for new Credit Plans and other proposals and programs to maximize Card Sales;

(xiii)                          discuss such other marketing and operational matters in respect of the Card Program as are deemed appropriate by the Client Relationship Team or the parties hereto; and

(xiv)                         discuss unsatisfactory performance relative to the Card Program and develop plans and proposals to address such unsatisfactory performance.

2.3                                 Operational Oversight; Meetings, Voting and Records.

(a)                                  The Client Relationship Team members shall interface regularly as may be necessary or appropriate and shall work closely on all operational matters pertaining to the Card Program. In furtherance thereof, at Zale’s sale election, members of the Client Relationship Team may be located at either or both of Zale’s and Bank’s facilities. All costs and expenses associated with the provision of offices and administrative and secretarial support for such members shall be borne by the party incurring such costs or expenses.

(b)                                 Each of Zale and Bank shall be entitled to one vote with respect to all matters to be voted upon by the Client Relationship Team, regardless of the number of members of each party on the Client Relationship Team. Any one of the representatives of Zale and of Bank may cast the vote allocated to Zale or Bank, as the case may be, in the manner determined by such representatives. Any matter requiring approval of the Client Relationship Team shall require the affirmative vote of both Zale and Bank.

2.4                                 Program Committee.

(a)                                  For the purpose of periodically reviewing the Card Program and resolving any claim, controversy or dispute between Bank and Zale arising out of, relating to, or in connection with this Agreement or the agreements and transactions contemplated hereby, including the interpretation, validity, termination or breath hereof and any deadlock of the Client Relationship Team (any such claim, controversy or dispute, a “Dispute”), Bank and Zale each hereby agree to establish and maintain a Program Committee (the “Program Committee”). The Program Committee will consist of an equal number of senior management representatives of both Zale and Bank. The Program Committee shall establish the number of representatives to be appointed to the Program Committee from time to time; provided, however, that each of Bank and Zale shall always have an equal number of representatives. The initial number of such representatives for each of Zale and Bank will be three (3), and the initial members of the Program Committee shall be those Persons listed on Schedule 2.4 hereto. Each of Zale and Bank shall be entitled to remove one or more of its representatives and appoint substitute representatives at any time and from time to time during the term hereof upon written notice to the other party or parties hereto.

(b)                                 The Program Committee shall meet (in person or by telephone or video conference) at such times and places as may be decided by the members of the Program Committee; provided, however, that the Program Committee shall meet (i) unless otherwise agreed by the parties hereto, at least quarterly to discuss the status of the Card Program; (ii) within five (5) days after either party hereto notifies the other of a Dispute; and (iii) as often as may be reasonably necessary to gather information with respect to the matter which is the subject of the Dispute and which is appropriate and germane to its resolution. The Program Committee will discuss each such Dispute and negotiate in good faith in an effort to resolve such Dispute as promptly and efficiently as reasonably possible. The members of the Program Committee shall appoint an acting chairman and adopt such other rules to facilitate the conduct of meetings as are agreed upon from time to time. Each of Zale and Bank shall be entitled to one vote with respect to all matters to be voted upon by the Program Committee. Any one of the representatives of Zale and of Bank may cast the vote allocated to Zale or Bank, as the case may be, in the manner determined by such representatives. The presence of a representative of both Zale and Bank who is authorized to vote shall constitute a quorum for meetings of the Program Committee. Any matter requiring approval of the Program Committee shall require the affirmative vote of both Zale and Bank. The Program Committee shall keep a written record of its proceedings, which record will be reviewed and approved by one representative of each of Zale and Bank designated by the respective parties for such purpose.

2.5          Dispute Resolution.

(a)           Any Dispute that cannot be resolved by the Program Committee shall be resolved in accordance with the procedures set forth below in this Section 2.5. Each party covenants to the other party that it shall not resort to judicial remedies with respect to a Dispute except for relief in aid of arbitration and except as allowed pursuant to the provisions of this Section 2.5. A party hereto that violates the covenants set forth in this Section 2.5 hereof shall pay all of the reasonable legal costs and expenses incurred by the other party or parties hereto in connection with the enforcement thereof.

(b)           If the Program Committee is unable to resolve any Dispute referred to it within fifteen (15) days of the date such Dispute was referred to it, such Dispute shall immediately be referred to the Chief Execution Officer (“CEO”) of Bank’s parent corporation and the CEO of Z Del’s parent corporation or their respective designees for their review and resolution. If such Dispute cannot be resolved by such officers within seven (7) days from the date such Dispute was first referred to them, the parties, or either of them, may initiate Arbitration according to the provisions of Section 5.10 hereof.

ARTICLE III -ISSUANCE OF ACCOUNTS AND ACCEPTANCE OF CARDS

3.1          Maintenance of Accounts of JNB. Bank hereby agrees, as of the Effective Date, to accept (i) all accountholders and cardholders of JNB as of the Effective Date as Accountholders and Cardholders hereunder, (ii) the cards held by such Accountholders as Cards for all purposes hereof and (iii) all Accounts of such accountholders as Accounts hereunder. Bank agrees to pay Zale for all Card Sales made to such Cardholders in accordance with the terms and conditions hereof.

3.2           Procedures for Opening Accounts.

(a)           Bank’s Account Issuance Criteria.  Subject to the terms and conditions of this Agreement Bank shall receive Applications for Accounts and approve or decline such Applications solely in accordance with Bank’s Account issuance criteria (“Bank’s Account Issuance Criteria”) and the Performance Standards. Bank’s Account Issuance Criteria as of the date of this Agreement are attached hereto as Schedule 3.2(a) and are incorporated herein as fully as though set forth herein. Bank hereby agrees that it shall not change or modify Bank’s Account issuance Criteria prior to the Conversion Data without Zale’s prior written approval. Thereafter, Bank may make changes to Bank’s Account issuance Criteria from time to time as Bank reasonably deems necessary, and such changes will not require the approval of the Client Relationship Team or Zale; provided, however, that Bank shall give Zale at least thirty (30) days notice of any such change which is a material change. Bank shall decision each Application in accordance with the terms hereof (including the Performance Standards) and, if such , Application is approved, promptly issue a Card to such Accountholder.

(b)                                 Adjustments to Credit Card Agreements. Bank may, in its sole but reasonable discretion, make changes to the terms and conditions of the Credit Card Agreements from time to time, and such changes shall not require the approval of the Client Relationship Team or Zale.

(c)                                  Adjustments to Performance Standards and Minimum Volume Amount.  Beginning twelve (12) months from the Conversion Date, upon the occurrence of any Negative Significant Shift, (i) the Credit Granting Criteria Standards portion of the Performance Standards applicable to the Zale division affected thereby may be adjusted by Bank, as provided herein, based on any such Shift (other than any such Shift caused by Bank’s action), and (ii) the Minimum Volume Amount may be adjusted by Zale, as provided herein, based on any such Shift (other than any such Shift caused by Zale’s action).

Once a Negative Significant Shift has occurred, Bank will provide reasonable documentation supporting such Negative Significant Shift to Zale, and (A) Bank may propose an adjustment, applicable only to the Zale division or divisions as to which such Shift has occurred and proportionate to such Shift, to any Performance Standard affected by such Shift and which is reasonably required to ensure that Bank maintains its same net position, relative to Bank’s exposure for liquidated damages, as it maintained prior to the occurrence of such Shift (provided, however, that in all cases, the amount of liquidated damages provided for violation of any such Performance Standard shall remain the same); and (B) Zale may propose changes to the Minimum Volume Amount reasonably required to insure that Zale maintains its same net position relative to its exposure for termination by Bank pursuant to Section 5.4(b)(v) hereof as it maintained prior to the occurrence of the Negative Significant Shift. The party proposing an adjustment pursuant to clause (A) or (B) above is herein referred to as the “Adjusting Party”, and the other party hereto is herein referred to as the Non-Adjusting Party.  If the Non-Adjusting Party agrees with the proposed adjustments, such adjustments will become effective at the beginning of the quarter immediately following the quarter in which a Shift occurred. If the Non-Adjusting Party does not agree with the changes proposed by the Adjusting Party, the Adjusting Party and the Non-Adjusting Party shall attempt in good faith to reach agreement on what adjustments, if any, are required to reflect the occurrence of such Shift. Notwithstanding anything to the contrary herein, if the Adjusting Party and the Non-Adjusting Party are unable to agree on such changes within fourteen (14) days of the Adjusting Party’s proposal, the parties shall submit the dispute directly to arbitration pursuant to Section 5.10 hereof or such other dispute resolution process as the parties may mutually agree. During the period a proposed adjustment by Bank is in arbitration, any liquidated damages payable by Bank for Bank’s breaches of those Performance Standards which are the subject of the arbitration or other process will be suspended; provided, however, that liquidated damages applicable to a breach of those Performance Standards established through arbitration will be applied retroactively to the date such Performance Standards were suspended. During the period a proposed adjustment by Zale is in arbitration, the Minimum Volume Amount as it existed at the time of the proposed adjustment shall remain in effect; provided, however, that Bank’s right to terminate for Zale’s failure to meet the Minimum Volume Amount shall be suspended, and Zale shall not be obligated to pay any Merchant Fee Differential to avoid a termination by Bank pursuant to Section 5.4(b)(v) hereof; provided, however, that the Minimum Volume Amount established through arbitration shall apply retroactively and Zale shall have a minimum of thirty (30) days following determination of such Minimum Volume Amount to pay any Merchant Fee Differential required to avoid termination of this Agreement by Bank pursuant to Section 5.4(b)(v) hereof. Bank and Zale agree that the Performance Standards or the Minimum Volume Amount, as the case may be, which were adjusted as a result of the foregoing provisions of this Section 3.2(c) will be further adjusted, in the manner provided above, upon the earlier to occur of the following: (1) in the case of adjustments to the Performance Standards by Bank, at the time Bank returns to its original net position relative to liquidated damages for breach of the applicable Performance Standard; or (2) in the case of any adjustment to the Minimum Volume Amount by Zale, in the event Zale returns to its original net position relative to possible termination by Bank of this Agreement pursuant to Section 5.4(b)(v) hereof; or (3) in the case of an adjustment by either Bank or Zale, the event which was the basis of an adjustment has shifted back to its prior performance level for a period of two (2) consecutive quarters and no other condition for adjustment exists under the definition of Negative Significant Shift.

(d)                                 Discussion of Quarterly Results. Once a Negative Significant Shift has occurred, Bank agrees to review with the Client Relationship Team at least quarterly the results of measures of those criteria which caused such Negative Significant Shift until such criteria have again shifted back to their prior performance levels.

(e)                                  Limitation on Bank’s Right to Make Changes. Notwithstanding any other provision hereof to the contrary, in the event Bank changes the Account issuance Criteria or the terms and conditions of the Credit Card Agreement and such change could reasonably be expected to require modifications to Zale’s existing Store procedures, operations, hardware or software, Bank and Zale shall negotiate in good faith regarding implementation of such modifications, including without limitation the method, timing, expense and who bears the cost of such modifications.

(f)                                    Terms and Conditions to Remain Competitive.  Notwithstanding any other provision hereof to the contrary, Bank agrees that during the term of this Agreement the Account terms and conditions hereunder will not competitively disadvantage Zale as to those terms and conditions offered by a majority of other similarly situated specialty jewelry retailers and department stares offering Authorized Goods and Services.

(g)                                 Applications with Accompanying Sale. Applications transmitted to Bank in the manner specified in the Operating Regulations in conjunction with a sale of Authorized Goods and Services will be reviewed by Bank in accordance with Bank’s Account Issuance Criteria, and Bank will advise Zale in accordance with this Agreement, including the Performance Standards, whether such Application has been approved or denied. In connection with Applications submitted under this Section 3.2(b) Zale shall be responsible for the following:

(i)                                     Insuring that all information required on the Application has been provided to Bank in accordance with the Operating Regulations and is as provided to Zale by the Credit Applicant;

(ii)                                  Obtaining a photo identification (such as, by way of example and not limitation driver’s license or passport) of the Credit Applicant in accordance with the Operating Regulations;

(iii)                               Upon either approval or denial of an Application, storing such Application in a manner deemed appropriate by Zale (including without limitation by imaging) and, only as may be reasonably requested by Bank from time to time, forwarding a copy of a requested original Application to Bank within fourteen (14) days following such request and, no more frequently than once every January, beginning in January, 2002, forwarding to Bank copies of all Applications submitted to Zale and approved by Bank during the calendar year immediately preceding the calendar year then most recently ended (e.g., copies of such Applications submitted and approved during calendar year 2000 would be forwarded to Bank in January, 2002);

(iv)                              Entering the Card Sale into the Electronic Terminal or other means by which information is being transmitted to Bank and recording, electronically or otherwise, any approval code provided by Bank to Zale at the time of such Card Sale; and

(v)                                 Providing to each Credit Applicant a copy of the Credit Card Agreement and any other Required Disclosures Bank has provided to Zale and instructed Zale to provide to Credit Applicant at the time of application.

(h)                                 Processing of Applications. In order to expedite processing of Applications for Accounts and minimize sales clerk time required in connection with each Application, to the extent Electronic Terminals are available, all Applications for Accounts and responses to such Applications shall be effected electronically, utilizing Store registers, by both Zale and Bank, in a manner reasonably consistent with the manner in which Zale processed applications for accounts under its credit program with JNB or as may be otherwise agreed by Zale and Bank.

(i)                                     Internet Applications. Customers of Zale who wish to apply for an Account may, at Zale’s election, do so via an internet link between any Zale e-commerce website and any Bank internet website, when such internet link becomes operative as provided in Section 3.15 hereof. Bank shall cooperate with Zale in implementing the process for internet Applications, which process shall be as “user-friendly” as reasonably possible. Bank shall be responsible for all

Required Disclosures to be made to Credit Applicants over the internet to the extent Bank or its agent or representative is hosting the website on which internet Applications are received. With respect to any Applications or Authorizations received via the internet in connection with Special Credit Plans, Zale shall be responsible for providing a copy of any Required Disclosures Bank has provided to Zale with respect to such Special Credit Plan. Bank hereby licenses Zale the right to use Bank’s logo on any Zale internet site for purposes of promoting the Card Program, which use shall be subject to Bank’s reasonable approval. All Applications received by Bank via the internet will be processed only if all of the information requested on the website Application form has been completed; provided, however, that Bank will design such website to properly prompt Credit Applicants to supply such information and to fill in missing information. The Client Relationship Team shall, in a timely manner, establish Performance Standards for the processing of internet Applications and conduct of the Card Program via the internet.

(j)                                     Failure to Adhere to Procedures. Failure of Zale to adhere to the above described procedures for Applications may result in a Chargeback to the extent specifically provided in Section 3.11 hereof but only to the extent that Bank (i) has paid Zale for Authorized Goods and Services charged to such Account and (ii) has suffered financial loss because of Zale’s failure to observe such procedures.

(k)                                  Cost of Applications; Certain Required Disclosures. At its sole cost and expense Bank agrees to provide Zale, from time to time at such location or locations as may be specified by Zale, a sufficient number of copies of Required Disclosures (other than those contained in the Credit Card Agreement or in advertisements, for which printing costs shall be for the account of Zale but production of text shall be Bank’s responsibility) as may be required by Zale hereunder. Arrangements for and the cost of printing Applications, Credit Card Agreements and Sales Slips shall be Zale’s responsibility; or provided, however, that any and all costs and expenses incurred by Zale as a result of changes to any then existing form of the foregoing requested by Bank or required by Applicable Law, including without limitation additional costs resulting from the destruction of any existing copies of such form, shall be for the sole account of Bank, and Bank shall reimburse Zale upon demand for any such costs and expenses. Bank shall be responsible, at its sole cost and expense, for production of Cards, Card carriers, billing statements and remittance envelopes, provided, however, that any such costs and expenses resulting solely from a change required by Zale shall be for Zale’s account, and Zale shall reimburse Bank upon demand for any such costs and expenses. In addition to copies of the Credit Card Agreements provided by Zale to Credit Applicants at the time of application, Bank agrees to provide Accountholders, in the Card carrier envelope provided by Bank to such Accountholders, upon issuance of each Card, a copy of Bank’s Credit Card Agreement. Bank shall include in the Credit Card Agreement any Required Disclosures regarding those Special Credit Plans identified in Schedule 1.1B hereto and other Special Credit Plans hereafter adopted which Bank and Zale reasonably agree, at the time of any printing of the Credit Card Agreement, to include.  Other than any such Required Disclosures which Bank advises Zale (i) to distribute to Cardholders at the time of submission or approver of an Application, (ii) to include in advertisements or (iii) to distribute or disclose in connection with promotions, Bank shall be fully responsible, at Bank’s sole cost and expense, for providing and hereby covenants to provide Cardholders with all Required Disclosures. Bank and Zale shall reasonably cooperate and coordinate with respect to production of materials required to be produced by each of them hereunder.

3.3           Honoring of Cards.

(a)           Provisions Regarding Honoring Cards. Subject to the terms and conditions of this Agreement, beginning on the Effective Date, Zale agrees to accept Cards for payment of Authorized Goods and Services in those instances when a Cardholder wishes to charge the purchase of Authorized Goods and Services to his or her Account.  Zale shall not attempt to discourage use of a Card by a Cardholder (except in accordance with this Agreement). Zale shall accept Cards bearing the Zale Mark for a particular division at all of such division’s Stores for the purchase of Authorized Goods and Services; provided, however, that except as otherwise contemplated hereby, the Sales Data resulting from each such acceptance of a Card shall be in United States dollars. If any facility or service is operated on Zale premises under a franchise, lease or license from Zale and such franchisee, lessee or licensee (which is not a party to a merchant services agreement with Bank) agrees with Zale to accept Cards, Card Transactions effected at such facility or service will be subject to the terms and conditions of this Agreement and shall be handled through Zale as if Zale had effected such Card Transactions at a Store, and the goods and services so sold shall be deemed to be Authorized Goods and Services for all purposes of this Agreement.  Payments due as a result of any such Credit Sale shall be deemed to be made by Zale for purposes hereof and shall be included in any Settlement made by Bank to Zale hereunder. Zale shall be obligated to pay its franchisee, lessee or licensee with respect to such Card Transactions.

(b)                                 Commencement of Card Acceptance; Exclusivity of Card Program.  Acceptance of Applications by Bank, authorization by Bank of Card Sales and acceptance of Cards by Zale will commence on the Effective Date or as soon thereafter as agreed to by Zale and Bank and will continue until the termination of this Agreement in accordance with the provisions hereof. During the term of this Agreement, except as otherwise contemplated hereby, neither Zale nor any other party on behalf of Zale will enter into any arrangement or agreement with a third party provider under which Zale issues, sponsors, participates in or accepts another private label credit card or private label credit account or license the use, in connection with any such arrangement or agreement, of any Zale Mark utilized by Zale and Bank on any Card; nor, except to the extent otherwise contemplated hereby, shall Zale or any other party on behalf of Zale enter into any arrangement or agreement with a third party provider under which Zale issues, sponsors or participates in the marketing of any cobranded credit card or credit account. Notwithstanding the foregoing, nothing contained in this Agreement will be construed to prohibit Zale from: (i) entering into a Second Look Program, provided, however, that Bank shall have a right of first refusal as set forth in Section 3.16 to provide such program; or (ii) accepting any major general purpose credit or debit card (including by way of example and not by way of NOVUS, American Express, MasterCard, Discover or Visa) as a means of payment by customers for purchases of Authorized Goods and Services. Zale agrees that Bank shall have the right to review and approve or decline each Application submitted by a Credit Applicant before such credit application is provided to any other Person.

(c)                                  Currencies other than United States Dollars. Bank will advise Zale promptly upon development by Bank of the capability to accept Sales Data in currencies other than United States dollars. In the event the Commonwealth of Puerto Rico proposes to adopt an official currency other than the United States dollar or an official currency other than the United States dollar is generally accepted in commercial transactions in Puerto Rico, or, if Zale, in good faith reasonably determines that its inability to offer Card Transactions, whether in the United States or Puerto Rico, in a particular official currency other than the United States dollar places Zale at a material competitive disadvantage, Zale may so notify Bank and, in such event, shall advise Bank of the official currency in which Zale wishes to make Card Transactions available, and Bank shall have an option, exercisable by delivery of written notice to Zale within thirty (30) days following such written request, of proceeding with the development and implementation of Card Transactions in such currency. In the event such capability is developed and implemented by Bank within a commercially reasonable period of lime following exercise of such option (and notwithstanding anything contained in Section 3.3(a) above to the contrary), Card Transactions may be effected in such other currency upon terms and conditions to be mutually determined by Bank and Zale, which terms and conditions shall be as consistent as reasonably possible with the terms and conditions of this Agreement if (i) Bank falls to exercise such option or falls to develop and implement such capability within such commercially reasonable period of time following request (or such longer period as Zale may agree), or otherwise advises Zale in writing that it will not be able to develop and implement such capability within such commercially reasonable period of time, or (ii) Bank and Zale are unable to agree upon terms and conditions applicable to Card Transactions in such other currency within such commercially reasonable period of time, Zale shall have the right, without further notice to the Bank, to solicit bids from such other Persons as it may determine and to enter into agreements and arrangements with such other Persons to effect and process card transactions, utilizing another card program with a credit provider other than Bank, in such other currency. Bank agrees to cooperate with Zale and such other Persons in good faith to develop and to implement any such capability to be provided by Bank hereunder and ensure that such capability is integrated, to the extent reasonably necessary to the overall efficient and effective operation of Zale’s credit business, into the Card Program, upon terms and conditions mutually agreeable to Bank, Zale and such other Person.

3.4                            Acceptance of Cards by Bank. Bank shall accept each Card or Account number  presented by a Cardholder as the method of payment for Authorized Goods and Services and shall pay Zale for such Authorized Goods and Services charged pursuant thereto so long as the following conditions are met with respect to a specific Card Sale, and Zale, with respect to such Card Sale, complies in all material respects with the material procedures set forth herein and in the Operating Regulations relating to acceptance of Cards:

(a)                                  The Card or a valid Account number is provided to Zale;

(b)                                 The Card or a valid Account number is used as payment for Authorized Goods and Services purchased by a Cardholder;

(c)                                  Such Card Sale does not involve a cash advance to a Cardholder or payment of cash to a Cardholder;

(d)                                 Zale has followed in all material respects the procedures for completion of a Sales Slip with respect to such Card Sale as set forth in Section 3.6 of this Agreement; and

(e)                                  Zale has obtained Authorization for such Card Sale if required pursuant to Section 3.7 of this Agreement.

3.5                            Operating Regulations. From time to time during the term hereof and subject to the provisions set forth below, upon notice to Zale at least thirty (30) days prior to implementation of any Material Change, Bank may make changes to the Operating Regulations. All Material Changes to the Operating Regulations shall be submitted to the Client Relationship Team in writing for review and must be approved by the Client Relationship Team. Any deadlock or dispute of the Client Relationship Team shall be resolved in accordance with • Article 11 hereof. In the event of any conflict or inconsistency between the terms of this Agreement and those of the Operating Regulations, the provisions of this Agreement shall govern. Bank covenants and agrees to deliver to one or more of Zale’s representatives on the Client Relationship Team revised copies of the Operating Regulations promptly after making any change thereto; provided, however, that Zale will not be obligated to comply with any change(s) made to the Operating Regulations unless such updated copy including such change(s) has been so delivered and, in respect to changes which are not Material Changes but which require action- by Zale, until a reasonable period of time (considering those changes or adjustments, if any, which must be made by Zale as a result of such change in the Operating Regulations) has expired following such delivery.

3.6                            Completion of Sales Slips.

(a)                             General Requirements. Zale shall prepare a Sales Slip for use in connection with Card Sales. Each Sales Slip must be legible and fully completed with the information required under this Section 3.6, as applicable.

(b)                            Mail/Telephone/Internet Orders. For each Card Sale effected by mall, telephone or internet, Zale shall record the following information on the Sales Slip prepared with respect to such Card Sale:

(i)                                     The date of such Card Sale;

(ii)                                  The name and location (city and state) of the Accountholder to whom the bill for the Card Sale will be sent, unless otherwise provided to Bank, (e.g. batch reports, etc.);

(iii)                               A brief description of the Authorized Goods and Services purchased in such Card Sale;

(iv)                              The total amount of the Card Sale, including tax;

(v)                                 The Cardholder’s Account number;

(vi)                              The Authorization number (if any) provided by Bank to Zale;

(vii)                           The Credit Plan code (if any) provided by Bank to Zale;

(viii)                        Zale’s Bank-assigned Merchant number;

(ix)                                The shipping address (if applicable); and

(x)                                   The shipping date (if applicable).

(c)                             Store Sales. For Card Sales in Stores, each Sales Slip must be legible and fully completed with the same information required for Card Sales by mail, telephone and internet (specified in Section 3.6(b) of this Agreement), other than the name and location of the Accountholder to whom the bill for the Card Sale will be sent and the shipping address and shipping date. A Sales Slip must be signed by a Cardholder for each Store Card Sale at the time such Card Sale is made and in the presence of an authorized representative or employee of Zale. For Card Sales to the Person representing himself to be the Person named on the Card, when the Card is physically presented to a Zale representative or employee, such representative or employee shall check to determine whether, in such representative’s or employee’s judgment, the signature on the Sales Slip is reasonably similar to the signore, if any, appearing on the signature panel of the Card. After completion of the Card Sale, Zale shall provide a legible and completed copy of the Sales Slip to the Cardholder.

(d)                            Signature.  For each Card Sale in a Store, if Zale fails to obtain the signature of a Cardholder on a Sales Slip, and for each sale over the internet, by mail or telephone, if Zale ships the products charged in the Card Sale to an address other than the address of the Accountholder and falls to obtain the signature of a Cardholder or a member of the Cardholder’s household (including without limitation any domestic employee) accepting delivery, and, in any such case, such Cardholder has not authorized the Card Sale or denies the validity of the Card Sale and such Cardholder falls to make payment for the Card Sale as provided in the Account terms and conditions, the Card Sale shall be subject to Chargeback to the extent provided in Section 3.11 of this Agreement. Electronic signatures which comply with Applicable Law shall be deemed to be Signatures for all purposes of this Section 3.6(d).

3.7                            Authorization. (a) Bank agrees at all times during the term hereof, at its sole cost and expense, to maintain primary and back-up Authorization capacity sufficient to enable Bank to perform its obligations hereunder (including but not limited to adequate staffing), with such back-up Authorization capacity served by a power source totally separate from that utilized by the primary Authorization capacity such that if power were unavailable to the primary Authorization capacity, power would likely be available to the back-up capacity. Bank further agrees at all times to maintain one toll-free telephone number accessible from all Stores and available for use by Zale personnel in connection with Authorization and inquiries by Store personnel and regional managers and adequate to meet the Performance Standards. In accordance with the terms of this Section 3.7, Zale must obtain Authorization for each proposed Card Sale other than Card Sales which are subject to the Floor Limit as provided below. Card Sales which occur at any time when those means of electronic Authorization specified in clause (b)(i) below are unavailable to Zale for any reason shall be subject to the Floor Limit and so long as such Card Sales are within the Floor Limit, shall be deemed to have received Authorization. Bank hereby agrees, at Zale’s request from time to time during the term hereof, to review the Floor Limit and to approve increases in the Floor Limit to the extent such increases are necessary or appropriate to cause Zale to remain competitive with other Bank clients selling goods and services substantially the same as Authorized Goods and Services. Bank shall authorize all Card Sales with respect to an Account up to a maximum amount equal to the approved amount for such Card Sale communicated to the Store by Bank and such amount and an additional amount not exceeding ten percent (10%) of such amount shall be deemed to be approved for purposes hereof). In order to expedite Authorization and minimize sales clerk time required in connection with each Card Sale, to the extent Electronic Terminals are available, all requests for Authorization and responses to such requests shall be effected electronically, utilizing Store registers, by both Zale and Bank, in a manner reasonably consistent with the manner in which Zale secured authorizations of charge sales under its credit program with JNB or as may be otherwise agreed by Zale and Bank. For purposes of this Agreement, the purchase of one or more items of Authorized Goods and Services made by a Cardholder at one Store and at one time will be deemed to constitute a single Card Sale.

(b)                            Obtaining Authorization.

(i)                                Electronic Locations. To obtain Authorization for Card Sales made at Electronic Locations (including without limitation internet sales), Zale shall utilize an Electronic Terminal; provided, however, that if such Electronic Terminal is not properly functioning at the time of a Card Sale, to the extent a Card Sale exceeds the Floor Limit, the provisions applicable to non-Electronic Locations as set forth below shall apply. Bank has examined the Electronic Terminals Zale currently uses, and such Electronic Terminals are acceptable to Bank. After the date hereof, Electronic Terminals in Stores shall be substantially similar to those used by Zale on the date hereof or shall be of a type customarily used by retailers or of such other type as shall be reasonably acceptable to Bank. Zale agrees to adequately maintain its Electronic Terminals. At an Electronic Location, if a referral code is displayed on an Electronic Terminal, Zale shall follow Operating Regulations pertaining to procedures related to such referral code; provided, however, that in the event the Card Sale ultimately approved, such approval shall be communicated to Zale electronically.

(ii)                             Non-Electronic Authorization. To obtain Authorization at non-Electronic Locations or at Electronic Locations when Bank’s capability to provide electronic Authorization or Zale’s capability to obtain electronic Authorization is not operational and a Card Sale exceeds the Floor Unit, Zale shall contact Bank in accordance with the Operating Regulations. Bank will make commercially reasonable efforts to create backup capacity for Authorization when Electronic Terminals are not available (including without limitation via facsimile). If the Authorization Center approves the Card Sale by telephone, facsimile or other approved means, Zale shall record on the Sales Slip any Authorization code or number provided to Zale by Bank with respect to such Card Sale.

(c)                             Right of Chargeback. Bank agrees to respond to requests for Authorization by Zale hereunder in accordance with the Performance Standards. If Authorization is required hereunder for any Card Sale and Zale fails to obtain such Authorization, Bank may process a Chargeback for such Card Sale to the extent provided in Section 3.11 of this Agreement. If Authorization is required and Zale obtains such Authorization, but the amount of the Card Sale exceeds by more than-ten percent (10%) the authorized amount, Bank may process a Chargeback to the extent provided in Section 3.11 of this Agreement. Notwithstanding any provision hereof to the contrary, in no event shall any Card Sale be subject to Chargeback solely as a result of the fact that those means of Authorization specified in Section 3.7(b)(i) were unavailable (for any reason other than one attributable solely to Zale’s negligence or willful misconduct), such Card Sale was subject to and within the Floor Limit and no Authorization was secured.

(d)                            Cancellation of Account/Authorization. In connection with Card Transactions by catalogue, telephone or mail in which an Account is opened at the time of such transaction but a copy of the Credit Card Agreement is not delivered by Zale or Bank to the Credit Applicant at the time the Credit Applicant makes a purchase of Authorized Goods and Services, the Credit Applicant shall have the option, but only to the extent required by Applicable Law, to decline the terms and conditions of the Credit Card Agreement and close the Account upon receipt of a copy of such Credit Card Agreement. However, in the event such Credit Applicant so elects with respect to any such transaction, unless Bank can legally do so under Applicable Law, no sale will be posted to nor billed through such Credit Applicant’s Account. Bank shall notify Zale of any such event as promptly as reasonably possible and in any event within ten (10) Business Days of the date on which Bank learned that such Credit Applicant had so elected. Zale will be responsible for making alternate payment arrangements with the Credit Applicant with respect to such transaction, and Bank shall fully cooperate with Zale in Zale’s attempt to make such alternate arrangements.

3.8                            Settlement of Card Transactions.

(a)                             Remittance of Sales Data by Zale. From time to time at such intervals as shall be determined by Zale (but not more frequently than daily nor lees frequently than weekly) during the term hereof, Zale shall forward previously unreported Sales Data to Bank. All such Sales Data shall be in the form and format set forth in the Operating Regulations, or in such other form and format as Zale and Bank may agree. In the event all or a portion of such Sales Data is not forwarded by Zale to Bank or such data is forwarded but is unreadable as a result of an act or omission of Zale, Bank shall not be required to process the portion of the Sales Data containing the missing or unreadable data, but shall inform Zale or its designated agent of the missing or unreadable Sales Data within one (1) Business Day of Bank’s receipt of such Sales Data. Zale shall be responsible for retrieving and resubmitting the missing or unreadable portion of the Sales Data and, when Zale has done so, Bank shall process such Sales Data. Zale shall be responsible for the loss, damage or destruction of Sales Data until such Sales Data is received by Bank or by Bank’s designated processor or other agent, unless such loss, damage or destruction is caused by an act or omission of Bank or Bank’s designated processor or other agent.

(b)                            Obligation to Reimburse Zale for Sales Data. Subject to Bank’s right of Chargeback to the extent specifically provided for in Section 3.11 hereof, Bank shall reimburse Zale in accordance with the provisions of clause (c) below for all Card Sales included in Sales Data forwarded by Zale to Bank in accordance with the terms hereof. On each Business Day during the term of this Agreement, Bank will pay Zale an amount equal to the total amount of Net Card Sales, if any, submitted to and received by Bank in accordance with the terms hereof with respect to which Settlement is then due, together with the amount of any Merchant Fee adjustment for any Credits as provided in Section 3.9 hereof. Bank will not be required to reimburse Zale for any Card Sale not submitted to Bank within thirty (30) days of the date of such Card Sale unless Bank bills customer for such Card Sale.

(c)                             Method and Timing of Settlement.  For Sales Data electronically forwarded to Bank as provided herein by 1:00 p.m. prevailing Central time on a Business Day as provided in Section 3.8(a) above, Bank will initiate a wire transfer in the amount of the Settlement due Zale no later than 2:00 p.m. prevailing Central time on the immediately following Business Day to a

Settlement Account in accordance with Zale’s instructions. With respect to such Sales Data received by Bank after 1:00 p.m. prevailing Central time on a Business Day, Bank will initiate a wire transfer in the amount of the Settlement due Zale to such Settlement Account and in accordance with such instructions by 2:00 p.m. prevailing Central time on the second Business Day immediately following the data on which Bank received such Sales Data. Any amounts that are not wired by Bank in accordance with the schedule set forth in this Section 3.8(c) shall bear interest at the Federal Funds Rate until paid in full, and any such accrued interest shall be payable on demand. Bank will not accept Sales Data in paper form (hard copy) unless all reasonable electronic means of transmitting such data are unavailable. Under no circumstances shall Bank debit (and Bank is not authorized to debit) any Settlement Account in the event the amount of Net Card Sales due to Zale with respect to such Business Day is a negative amount, but rather Bank shall offset the amount due Bank against the amount of future Settlements until any such amount due Bank has been satisfied. Bank may, at its option, offset against any amount wired to a Settlement Account hereunder an amount equal to any then due and unpaid Merchant Fees and Credits, provided that Bank provides written notice to Zale of such offset at the time thereof. Zale authorizes Bank and its designated agents and representatives to initiate credit (but not debit) entries to the Settlement Account as provided herein. Neither Bank nor Zale shall be liable for any delays in receipt of funds or errors in account entries caused by third parties not specifically engaged by Bank or Zale, as the case may be, to perform its obligations hereunder. Zale shall not close a Settlement Account without providing Bank at least five (5) Business Days prior written notice of such closure and, if such Settlement Account is the sole Settlement Account then maintained by Zale, substitution of another account. Zale shall be solely liable for all fees and costs associated with each Settlement Account; provided, however, that Bank shall be solely liable and responsible for any and all fees and costs associated with the credit of any amount to a Settlement Account.

(d)                            Wire Transfer of Settlement Amounts. All wire transfers of funds required under Section 3.8(c) above shall be sent, at Bank’s sole cost and expense. In the event Zale is not receiving such funds on the same day the wires are initiated by Bank. Bank and Zale agree to cooperate to implement new or revised procedures to facilitate the receipt of such funds by Zale on the same day the wire transfers are initiated.

3.9                            Cardholder Credits and Payments.

(a)                             Unless specifically required by Applicable Law, Zale shall not give cash refunds to any Cardholder in connection with a Card Sale but rather shall issue an appropriate Credit with respect to such Card Sale. For each Credit issued by Zale, Zale shall prepare and deliver to the Cardholders Credit Site which Zale shall complete in accordance with the Operating Regulations. Zale shall submit Sales Data evidencing each Credit to Bank promptly with other Sales Data submitted to Bank hereunder (and in any event within seven (7) days after such Credit is issued) in order that the appropriate Credit may be entered on the Cardholder’s Account.

(b)                            Zale shall accept payments (“In-Store Payments”), on an Account made by a Cardholder or any other Person acting on behalf of a Cardholder only in accordance with the applicable provisions of the Operating Regulations. Zale shall advise Bank, in reasonable detail (including without limitation the name and Account number of the Cardholder making such payment and the amount thereof) and by electronic transmission, of any payments so received within one (1) Business Day of receipt thereof, and Bank may offset the amount of such in-Store Payment from any Settlement amount due Zale on the Business Day next following Bank’s receipt of such notice from Zale, and Zale shall retain such In-Store Payment. Bank hereby constitutes and appoints Zale and its officers and employees as Bank’s attorneys-in-fact for purposes of negotiating any and all instruments received in connection with any such In-Store Payment and hereby authorizes Zale and its officers and employees to take such action or actions as Zale or any such officer or employee may deem necessary or appropriate in connection with the negotiation and/or collection of any such In-Store Payment. To the extent any check or other instrument is tendered as an In-Store Payment and is not honored and Bank has offset the amount thereof as provided herein, Bank shall pay or credit Zale the amount of such dishonored check or other instrument in accordance with the provisions of the Operating Regulations.

3.10                     Billing Inquiries and Cardholder Disputes.

(a)                             Bank agrees at all times during the term of this Agreement to maintain at all times  sufficient number of toll-free telephone lines accessible by Customers for billing and other Account-related inquiries to enable Bank to respond to such inquiries on a timely basis in compliance with the Performance Standards. Such lines shall be answered by an interactive voice response system capable of providing basic account information. Bank also agrees to maintain at all times during the term of this Agreement a toll number with a human response system accessible by customers for bang and other Account-related inquiries, if at any time during the term of this Agreement, the Client Relationship Team determines that the lack of a toll-free human response system in respect of Cardholder inquiries is adversely affecting the Card Program, Card Sales or Zale’s reputation generally, Bank shall, at Bank’s cost and expanse, implement a toll-free human response back-up to such interactive voice response system. If Zale is responsible for investigating and resolving a billing inquiry or billing error notice of a Cardholder as hereinafter provided, Bank will notify Zale promptly in accordance with Applicable Law of such inquiry or notice, specifying in suitable detail the nature of such inquiry or notice. To the extent any inquiry or notice relates to an alleged act or omission by Zale, Zale agrees to investigate and make a good faith effort to resolve such billing inquiry or dispute referred to it by Bank or received directly by Zale from a Cardholder. Promptly, but in no event later than thirty (30) clays from the date Bank sends a billing inquiry or dispute to Zale, Zale shall notify Bank in writing of its response to such inquiry or dispute, any resolution thereof agreed upon by Zale and the Cardholder, or any action Zale proposes to take to resolve such billing inquiry or dispute. Zale shall provide Bank with such information as Bank may reasonably request in connection therewith. To the extent any inquiry or notice relates to an alleged act or omission by Bank, including inquiries or notices related to late fees, interest and other finance charges, Bank shall be fully responsible for resolving such inquiry or depute and shall do so in a manner which does not reflect unfavorably on Zale and which complies with the Performance Standards.

(b)                            In connection with the collection of Accounts and the resolution of Cardholder inquires and disputes, Bank shall Utilize a designated unit of trained collection and customer service personnel who will interact with Cardholders in a professional and helpful manner and in accordance with the Performance Standards. All collection efforts shall be conducted in conformance with the provisions of the Federal Fair Debt Collection Practices Act and other Applicable Law. In the event Zale advises Bank of its receipt of a significant increase in the number of complaints from Cardholders relating to Bank’s customer service or collection practices, Bank will review with Zale the nature of such complaints and Bank will remedy any non-compliance with the aforementioned criteria.

(c)                             Bank will promptly notify Zale of (i) the filing of (A) any class action lawsuit involving the Card Program or (B) any lawsuit in which Bank is sued by or on behalf of a Cardholder and which lawsuit, when considered in light of all other lawsuits brought by Cardholders and then pending, would be material; (ii) each material lawsuit in which Bank is sued by or on behalf of a Cardholder and Bank is found by a court of competent jurisdiction to have violated Applicable Law; and (iii) the institution of any governmental investigation with respect to the Card Program generally or Bank practices utilized in connection with the Card Program generally, unless and except to the extent Bank is legally prohibited from disclosing same; provided, however, that Bank’s notification obligation under clause (ii) shall not extend to individual customer complaints that are not otherwise material.

3.11                     Chargeback Rights and Procedures.

(a)                             Chargeback Rights. To the extent (and only to the extent) specified in Schedule 3.11(a) hereto, Bank may process a Chargeback to Zale for the amount of a Card Sale or an Account balance, or the disputed portion thereof, as applicable, but only if and to the extent Bank has suffered financial loss or expense as a result thereof; provided, however, in no event will Bank have the right to process such Chargeback more than twelve (12) months after the Card Sale (plus the period of any Special Credit Plan, applicable to such Card Sale, that provides for deferral of principal payments). Except to the extent required by Applicable Law, Bank shall not process any Chargeback to Zale based upon a merchandise or billing dispute by an Accountholder without first giving Zale notice of such dispute and at least thirty (30) days following such notice to resolve such dispute. Bank shall advise Zale electronically at least monthly in such format as shall be reasonably approved by Bank and Zale (specifying in reasonable detail the name and Account number of the Cardholder with respect to which such Chargeback is being processed, the amount of such Chargeback, the reasons for such Chargeback and whether Bank has previously paid Zale for the Card Sale which is the subject of such Chargeback) of all Chargebacks effected by Bank during the immediately preceding month (the “Chargeback Report”). If Bank processes a Chargeback and the disputed amount is subsequently paid to Bank by the Cardholder, Bank will promptly, and in any event within three (3) Business Days of Bank’s receipt of such payment, reimburse Zale for the amount paid by Cardholder. Zale shall have the right to collect any amount from Cardholder; to the extent Bank has processed a Chargeback to Zale as provided herein, and Bank hereby assigns to Zale all of Bank’s right, title and interest in, to and under all such amounts which are the subject of a Chargeback hereunder and constitutes and appoints Zale its attorney-in-fact for purposes of collecting each and every such amount, which payments and credits shall be for the benefit of Zale. Amounts charged back to Zale by Bank shall not include any Bank-imposed fees or finance charges and shall be increased or reduced, as the case may be, by any amount previously charged or credited Zale, as the case may be, as Merchant Fees or other fees in respect of any amount included in a Chargeback. If Bank has previously paid Zale the amount which was the subject of the Chargeback, Zale shall repay Bank such amount previously paid. All credits and charges since the end of the period covered by the last Chargeback Report shall be reflected in each

Chargeback Report (except that the first Chargeback Report shall reflect Chargebacks since the Effective Date).

(b)                            Method of Recourse. Bank is not required to pay Zale for any Card Sale which is the subject of a Chargeback that Bank is permitted to make as provided herein. If Bank has already paid Zale for such Card Sale, Zale shall pay Bank within fifteen (15) Business Days after receipt of each Chargeback Report the full amount of Chargebacks due Bank reflected in such Chargeback Report unless Zale disputes Bank’s right to make such Chargeback. Any amount not paid by Zale when due hereunder shall bear interest at the Federal Funds Rate until paid. If Zale disputes a Chargeback, Zale shall so notify Bank of such Dispute and Bank and Zale shall attempt to resolve such Dispute. In the event Zale and Bank are unable to resolve such Dispute promptly, such Dispute shall be submitted to the Program Committee for resolution in accordance with the provisions of Section 2.4 hereof. Chargebacks shall not be subject to offset against Settlement amounts due Zale hereunder.

3.12                     Representations and Warranties.

(a)                             By Zale.  Zale hereby represents and warrants to Bank as follows:

(i)                                     Each of Z Del and Zale Puerto Rico is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(ii)                                  Each of Z Del and Zale Puerto Rico has all power, authority, licenses and permits necessary to execute, deliver, and perform its obligations under this Agreement.

(iii)                               This Agreement constitutes the legal, valid and binding obligation of each of Z Del and Zale Puerto Rico, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity.

(iv)                              Except as set forth in Schedule 3.12(a) hereto, the execution, delivery and performance of this Agreement by each of Z Del and Zale Puerto Rico do not require any filing or registration with, or the consent or approval of any governmental body, agency, authority, or any other Person which has not been made or obtained or which will not be obtained or made prior to closing.

(v)                                 Except to the extent set forth in Schedule 3.12(a) hereto, the execution, delivery and performance of this Agreement by each of Z Del and Zale Puerto Rico do not result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, loan, agreement, or other instrument to which Z Del or Zale Puerto Rico is a party or by which Z Del or Zale Puerto Rico or any of their respective assets or properties are bound.

(vi)                              Each Card Sale included in the Sales Data sent to Bank by Zale hereunder will reflect a bona fide sale by Zale of Authorized Goods and Services, in accordance with the terms of this Agreement, and not previously submitted by Zale to Bank.

(vii)                           The credit issuance criteria set forth in Schedule 3.2(a) hereof are the credit issuance criteria utilized by JNB on the date hereof and immediately prior to the Merger and are substantially the same such criteria utilized by JNB for at least eighteen (18) months immediately prior to such Merger.

(viii)                        Assuming that each Card Sale hereunder were a sale for cash rather than a Card Sale, such Card Sale would have complied in all material respects with Applicable Law.

(ix)                                The Performance Standards are reasonably consistent with those standards pursuant to which JNB is currently performing, and has performed for the twelve (12) month period immediately preceding the date hereof, under its private label credit card program for Zale.

(b)                            By Bank.  Bank hereby represents and warrants to Zale as follows:

(i)                                     Bank is duly organized, validly existing and in good standing as a state bank under the laws of the State of South Dakota.

(ii)                                  Bank has all necessary power, authority, licenses and permits necessary to execute, deliver and perform its obligations under this Agreement.

(iii)                               This Agreement constitutes the legal, valid and binding obligation of Bank, enforceable against Bank in accordance with its terms.

(iv)                              The execution, delivery and performance of this Agreement by Bank do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority, or any other Person which has not been made or obtained.

(v)                                 The execution, delivery and performance of this Agreement by Bank do not conflict with or result in the breach of, or constitute a default under any indenture, mortgage, deed of trust, loan, agreement, or other instrument to which Bank is a party or by which Bank or any of its assets or properties are bound.

(vi)                              All Required Disclosures provided by Bank to Zale for distribution to Cardholders and all Required Disclosures provided by Bank to Accountholders will comply in all respects with Applicable Law.

3.13                     Reports; Audit Rights.

(a)                             Reports.  Bank shall supply Zale, at Bank’s sole cost and expense, with (1) those periodic report(s) regarding the Card Program which are described in Schedule 3.13(a) hereto, . (ii) those reports regarding the sale of insurance products and services specified in the Insurance Agreement and (iii) those reports which shall be reasonably requested by Zale within ninety (90)

days following the date of Conversion, which reports, in each case, shall be in forms reasonably determined by Zale and Bank.  Bank shall also supply Zale with such additional information from time to time as Zale may reasonably request and with any additional report requested by Zale provided that, if any such additional report is not produced by Bank in its normal course of business (i.e., requires special programming), Zale and Bank shall agree upon the cost for such report (which cost shall not exceed Bank’s reasonable cost of producing such report), and such cost shall be paid by Zale.

(b)                            Bank’s Internal Audit; Zale’s Audit Rights.  Bank agrees, upon Zale’s request from time to time but no more frequently than once during any consecutive twelve (12)-month period, to deliver to Zale a certification of an officer of Bank (i) as to the date on which the last internal controls audit of Bank was conducted and (ii) whether such audit revealed any default by Bank hereunder (and, if so, a reasonable description of such default) or contained any information which would suggest that Bank is not fully capable of performing its obligations hereunder and, if so, reasonable details regarding such information.  At all reasonable times during the term of this Agreement and upon reasonable notice, Zale shall have the right, at its sole cost and expense, to review and audit Bank’s books and records (other than Bank’s internal financial records) and operations related to the Card Program and Bank’s performance hereunder, and Bank agrees to give Zale full access at all such reasonable times to such books and records and to all of Bank’s operational facilities at which functions related to this Agreement are performed and otherwise to reasonably cooperate with ate in connection with any such audit; provided, however, that so long as Bank is not in default hereunder, Zale shall not have the right to audit Bank more than once during any twelve (12) consecutive month period.

3.14                     Conversion; Bank Performance.

(a)                             Conversion.  Bank shall, at its sole cost and expense (including without limitation the cost associated with such interface of Zale’s hardware and software with Bank’s hardware and software as may be necessary to enable Bank to provide the Card Program in accordance with the terms of this Agreement), cause Conversion to occur in accordance with the schedule, milestones and other provisions contained in the Conversion Plan.  Zale agrees to reasonably cooperate with Bank in effecting the occurrence of such Conversion.  In the event Conversion occurs prior to February 1, 2001, Bank shall pay Zale an early-Conversion payment as follows:

Date of Conversion	Amount of Early Conversion Payment

Before August 1, 2000	$5,500,000

Between August 1, and August 31, 2000.	$5,006,394

Between September 1 and September 30, 2000	$4,416,815

Between October 1 and October 31, 2000	$3,885,445

Between November 1 and November 30, 2000	$3,179,533

Between December 1 and December 31, 2000	$1,637,970

Between January 1 and January 31, 2001	$596,828

(b)           Agreement to Maintain Performance Standards.  At all times during the term of this Agreement, Bank shall perform its services hereunder and conduct the Card Program in a first class manner in accordance with this Agreement, Applicable Law and generally accepted industry practices applicable from time to time.  Without limiting the generality of the foregoing, Bank shall, upon Conversion, in addition to the other requirements applicable upon Conversion, have the capability, to the same extent available under the card program provided by JNB to Zale prior to execution of this Agreement, to provide (i) transmission of Applications and other credit information between Banks and Stores by facsimile and (ii) credit services to Cardholders in Spanish, including without limitation, Applications, Required Disclosures, customer service, Account statements, collection letters, and interactive voice response on customer Account information lines.  Bank shall at all times during the term hereof maintain up-to-date industry standard or better hardware and software, including without limitation, fraud protection software and other industry standard fraud protection devices.  During the period beginning on the Effective Date and continuing throughout the term of this Agreement, unless a later date than the Effective Date is specified in the Performance Standards as the date by which Bank must comply with a particular Performance Standard (in which case, Bank shall meet such Performance Standard on such later date), Bank shall comply fully with all Performance Standards and shall be fully liable for any failure to comply with such Performance Standards; provided, however, that prior to Conversion Bank shall not be liable for liquidated damages resulting from any failure to comply with such Performance Standards solely to the extent such failure to comply is directly caused by the acts or omissions of ADS Alliance Data Systems, Inc., as provider of services to Zale under that certain Credit Services Processing Agreement dated May 5, 1998 among ADS Alliance Data Systems, Inc., Z Del and Jewelers Financial Services.

(c)           Failure to Meet Performance Standards.  In the event that Bank fails to meet any Performance Standard, Bank shall report in reasonable detail to the Client Relationship Team promptly (and in any event within ten (10) days) following the date of any such failure the extent to which Bank failed to achieve such Performance Standard and the reasons for Bank’s failure to meet such Performance Standard, and shall propose a plan for taking such action as Bank deems appropriate and as may be approved by Zale (such approval not to be unreasonably withheld or delayed) to meet such Performance Standard.  Zale and Bank acknowledge that Zale will be damaged by Bank’s failure to meet any Performance Standard and that such damages would be difficult to quantify.  Therefore, the parties agree that, subject to the terms of this Section 3.14 and in addition to any other rights which Zale may have pursuant to this Agreement, Applicable Law or otherwise, Bank shall pay Zale liquidated damages for such failure to achieve a Performance Standard as provided in the Performance Standards. Notwithstanding the foregoing, in the event of any significant upgrade to Bank’s operational systems related to the Card Program, which upgrade has been approved in advance by the Client Relationship Team and which could reasonably be expected to adversely affect Bank’s performance during the implementation of such upgrade, the liquidated damages provided for under this Section 3.14 shall not apply with respect to Bank’s failure to meet particular Performance Standards impacted by such upgrade (but only with respect to such particular Performance Standards) during a period approved by the Client Relationship Team when such upgrade is being implemented.  Any such upgrade shall be effected by Bank with as little disruption to the Card Program as reasonably possible, in a first class manner and as effectively and efficiently as reasonably possible pursuant to a schedule approved in advance by the Client Relationship Team.

(d)           Maintenance of Operations Systems. Bank shall, its sole cost and expense, at all times during the term of this Agreement keep its operations systems in first class condition and updated in conformity with then current industry standards at no additional cost to Zale.

(g)           Backup Capability.  Bank covenants at all times during the term of this Agreement to maintain disaster recovery backup and failover capability adequate to enable Bank to perform under its then existing disaster recovery plan.  On the date hereof Bank’s disaster recovery plan is in the form attached hereto as Schedule 3.14(g).  Bank represents and warrants to Zale that Bank currently has in place all such backup and capability.  Bank shall continually review such disaster recovery, backup and failover capability during the term hereof, in light of new technological developments, with a view toward implementing any changes that may be appropriate to provide backup records and services in the event of a systems failure or other disaster which threatens the records maintained with respect to the Card Program and the services provided by Bank hereunder.  To the extent Zale requests copies of any disaster recovery test results reasonably available to Bank, Bank shall promptly supply such test results to Zale.

3.15        Internet Support.  Bank and Zale agree to cooperate and use commercially reasonable efforts to establish “apply and buy” capability for Zale internet sites and to provide Cardholders with on-line Account services such as, by way of example only and not by way of limitation, availability of Account information, as soon as reasonably possible following the Conversion Date, but in any event no later than one hundred eighty (180) days following the Conversion Date.  Bank shall also use commercially reasonable efforts to provide in a timely manner on-line Account billing and payment services.  Such capability shall conform to generally accepted banking industry standards, shall be as “user-friendly’ as reasonably possible and shall be competitive with similar sites offered by other credit card providers.

3.16        Second Look Program.  Bank will use its good faith efforts to develop and present to Zale, no later than two hundred seventy (270) days after the Conversion Date, a credit program (the “Second Look Program”) for all Credit Applicants whose Applications are reviewed by Bank and declined; provided that this provision shall not be deemed to create any obligation on the part of Bank or Zale to develop and implement such a program.  If (i) Bank notifies Zale that Bank is unable to develop a Second Look Program, (ii) Bank fails to develop or present a proposal for a Second Look Program to Zale within such two hundred seventy (270) day-period, or (iii) Zale and Bank attempt to negotiate the terms and conditions of such a Second Look Program but are unable to do so within thirty (30) days of such presentation by Bank to Zale, then in any such event Zale shall be free after Conversion to negotiate and enter into a Second Look Program with any other Person.  Zale also shall be free to negotiate a proposal for a Second Look Program with any other Person at any time prior to entering into a Second Look Program with Bank, provided, however, that if Zale proposes to enter into a Second Look Program with a Person other than Bank prior to the occurrence of any of the events described in the foregoing clauses (i) through (iii), Zale shall notify (the “Second Look Notice”) Bank in writing of the material terms of such proposal, and Bank shall have a right for a period of five (5)

Business Days from receipt of such Second Look Notice to agree to enter into the Second Look Program with Zale upon the same terms and conditions as those set forth in the Second Look Notice.  Bank shall notify Zale within such five (5)-day period whether it desires to enter into the Second Look Program with Zale upon the terms and conditions set forth in the Second Look Notice.  In the event Bank notifies Zale that it elects not to enter into such Second Look Program, or in the event Bank fails to so notify Zale within such five (5)-day period (in which case Bank shall be deemed to have elected not to enter into the Second Look Program with Zale), Zale shall be free to enter into the Second Look Program with another Person upon terms and conditions no less favorable to Zale than those specified in the Second Look Notice.  In the event Bank notifies Zale that Bank desires to enter into a Second Look Program upon terms and conditions no less favorable to Zale than those set forth in the Second Look Notice, Bank and Zale shall negotiate in good faith the terms of a definitive agreement evidencing such Second Look Program.  In the event Zale and Bank are unable to negotiate a definitive agreement within thirty (30) days from Zale’s receipt of Bank’s notice that Bank wishes to provide the Second Look Program, Zale shall be free to enter into an agreement evidencing a Second Look Program with another Person upon terms and conditions no less favorable to Zale than those contained in the Second Look Notice.  If Zale does not enter into such an agreement within one hundred twenty (120) days after the expiration of such thirty (30) day period, Zale shall not thereafter enter into a Second Look Program without again complying with the provisions of this Section 3.16.

3.17        Insurance.  Zale or an Affiliate of Zale, at its option, may provide Cardholders an opportunity to purchase various insurance related products and services offered by Zale or such Affiliate.  Such products and services which are offered by Zale or a Zale Affiliate on the date hereof are listed on Schedule 3.17 hereto.  All such products and services shall be deemed to be Authorized Goods and Services hereunder and may be charged by Cardholders on their Cards.  Any sale by Zale or a Zale Affiliate of such products and services which are charged by a Cardholder on such Cardholder’s Card shall, for all purposes hereof, be deemed to be a Card Sale; provided, however, that notwithstanding the foregoing, Merchant Fees shall not be applicable to any Card Sale to the extent the amount due from an Accountholder as a result of such Card Sale arises out of any purchase of such insurance related products and services.  All insurance products and services sold pursuant to Card Sales hereunder shall be subject to the terms and conditions of an agreement (the “Insurance Agreement”) which Bank agrees to negotiate in good faith prior to the Effective Date with Zale and/or the Zale Affiliate which will offer such products and services, which agreement shall contain reasonable terms and conditions (including without limitation a provision for payment to Bank of a fee equal to $0.25 per month per Account billed for insurance products and/or services).  To the extent Bank pays Zale or such Affiliate for such products and/or services and the amount of the charge for such products and/or services and such amount is subsequently written off by Bank in accordance with Bank’s policies regarding the Card Program, Zale or such Affiliate shall repay Bank such amount as provided in the Insurance Agreement.  Bank shall, at the request of the Zale Affiliate selling such insurance products and services, include in the Application form a means reasonably acceptable to Zale for a Credit Applicant to elect to purchase such insurance-related products and services.  Bank shall not, without Zale’s prior written approval (which approval may be withheld in Zale’s sole discretion) offer insurance or insurance-related products of any Person other than a Zale Affiliate.  Bank shall cooperate with Zale or any Zale Affiliate, as the case may be, in offering the insurance related products and services as contemplated by this Section 3.17 and shall provide Zale, at Zale’s request and to the full extent permitted by Applicable Law, such information regarding and access to Accountholders as Zale or any Zale Affiliate may reasonably request in connection with the marketing and servicing of such products and the marketing of such services.  If and to the extent that all or any portion of an insurance premium is billed to an Accountholder by Bank and is subsequently written off by Bank in accordance with Bank’s policies regarding the Card Program, the Zale Affiliate offering such products and services shall be entitled to invoice and pursue its rights and remedies directly against such Cardholder as provided in the insurance Agreement.

3.18        Zale Acquisitions; Unauthorized Goods and Services.

(a)           in the event that, during the term of this Agreement, Zale acquires a business (an “Acquired Business”), the following provisions shall apply:

(i)            if such business already has an existing private label Credit card program and such program remains in effect following the closing of Zale’s purchase of such Acquired Business, notwithstanding any other provision hereof to the contrary, the credit card program of the Acquired Business shall not initially be covered by this Agreement. Upon termination or expiration of such existing private label agreement, if Zale does not wish to continue to have such existing private label credit card program continued by the then current provider of such program, Zale shall so notify Bank prior to such termination or expiration. If such Acquired Business offers Authorized Goods and Services reasonably consistent with those offered by Zale on the date hereof, Bank shall have an option, exercisable upon delivery of written notice to Zale within thirty (30) days of Bank’s receipt of Zale’s notice, to become the provider of such credit card program upon terms and conditions no less favorable to such Acquired Business than those contained in this Agreement.  If such Acquired Business offers Authorized Goods and Services which are not reasonably consistent with those offered by Zale on the date hereof, Zale and Bank shall negotiate in good faith in an attempt to reach agreement on the terms and conditions upon which Bank would provide such program. In the event Bank does not exercise its option to provide such program or in the event Zale and Bank are unable to agree upon such terms and conditions within thirty (30) days following Bank’s receipt of Zale’s notice, as the case may be, Zale may enter into an agreement for a private label credit card program with a Person other than Bank.

(ii)           If such Acquired Business does not have a private label credit card program which will remain in effect following the closing of such purchase and such Acquired Business offers Authorized Goods and Services reasonably consistent with those offered by Zale on the date hereof, Zale may elect, upon written notice to Bank within thirty (30) days following the acquisition of such Acquired Business, to have such Acquired Business covered by the provisions of this Agreement, and, in the event Zale so elects, Bank and Zale shall cooperate to cause the addition of such Acquired Business to this Agreement as efficiently and effectively as reasonably possible. If Zale does not elect within such thirty (30)-day period to have such Acquired Business covered by this Agreement or if the

Acquired Business offers Authorized Goods and Services which are not reasonably consistent with those offered by Zale on the date of this Agreement and Zale wishes to have a private label credit card business for such Acquired Business, Zale shall so notify Bank, and Bank and Zale shall negotiate in good faith in an attempt to reach agreement on the terms and conditions upon which Bank would provide such program. In the event Zale and Bank are unable to agree upon such terms and conditions within thirty (30) days following Zale’s notice to Bank, Zale may enter into an agreement for such program with a Person other than Bank.

(iii)          In the event that an Acquired Business has an existing private label credit card program which will remain in effect following the closing of Zale’s purchase of such Acquired Business and such Acquired Business offers Authorized Goods and Services reasonably consistent with those offered by Zale on the data hereof, and Zale desires to use the Zale Marks (existing as of the date hereof) in connection with such private label credit card program, the parties hereto hereby agree to use their best efforts to cooperate and negotiate in good faith in an attempt to reach a mutual agreement to facilitate the separate use by Zale of the Zale Marks in connection with such private label credit card program until expiration (excluding any renewals) or other termination of such private label credit card program.

(b)           In the event that, during the term of this Agreement, Zale offers goods and services for sale other than Authorized Goods and Services (such goods and services being “Unauthorized Goods and Service”) and decides to have a separate private label credit card program for such Unauthorized Goods and Services, Zale shall so advise Bank, and Zale and Bank shall negotiate in good faith, for a period of thirty (30) days following Zale’s notice to Bank (during which period Zale agrees to negotiate exclusively with Bank), in an attempt to reach agreement on the terms and conditions upon which such program would be provided by Bank. In the event Zale and Bank are unable to agree upon such terms and conditions within such thirty (30) day period, notwithstanding any other provision hereof to the contrary, Zale may enter into an agreement for such program with a Person other than Bank.

3.19        Inactive Accounts.  Bank agrees not to purge any Account because of lack of debit or credit activity other than any such Account which has not had any debit or credit activity for a period of at least thirty-six (36) consecutive months.

3.20        Monthly Cardholder  Statements - Inserts and Messages.

(a)           Zale shall have the right to provide up to the maximum number of statement inserts that may reasonably be accommodated and one payment remittance envelope with bangtail advertisement per month for inclusion in monthly statements mailed to Cardholders by Bank. Zale will be solely responsible for the cost of making the materials, delivering the materials to a location reasonably designated by Bank, and, to the extent the inclusion of any insert increases the postage for mailing such statements over the amount Bank would otherwise have to pay if such inserts were not included, within thirty (30) days following receipt of an invoice from Bank for such increased cost, Zale shall pay such increased postage cost. Statement inserts and bangtail payment envelopes shall be subject to reasonable size, materials, and weight specifications of Bank.  Zale agrees that such inserter and/or bangtails will not (1) reference Bank without Bank’s prior written approval except in respect to the Card Program; or (ii) advertise or promote credit products or credit services offered by Bank or its Affiliates other than the Card Program and insurance products and services offered by Zale or any Zale Affiliate. Zale’s right to include statement inserts in monthly statements shall be subject to Bank’s need to use available insertion space for legal notices to Cardholders. Bank shall not be entitled to share in any profits, fees or commissions resulting from the inclusion of such inserts which relate to those types of products or services offered by Zale or any Zale Affiliate as part of its regular product offering from time to time (including without limitation any such co-branded products or services); nor, subject to Section 3.20(c) hereof, shall Bank be entitled to share in any proceeds resulting from the sale of any other product or service (whether offered by Zale or a Zale Affiliate as a part of its regular product offering).

(b)           To the extent Zale does not utilize the maximum amount of inserts that may be reasonably accommodated in Account statements or a bangtail advertisement on any included remittance envelope, Bank shall have the right, at Bank’s sole cost and expense, to place inserts in such statements or use such bangtail to promote secured and unsecured consumer financial products and services of Bank or any Affiliate of Bank; provided, however, that Bank shall not use such inserts or bangtail to promote any product or service of Bank or any Affiliate of Bank that is also offered by Zale or any Affiliate of Zale (including without limitation any insurance or insurance-related product or service). Bank agrees that, in any event, such inserts will not: (i) reference Zale or any Zale product or service without Zale’s prior written approval in each instance (which approval can be withheld in Zale’s sole discretion); or (ii) advertise or promote products which compete with Authorized Goods or Services offered by Zale or its Affiliates:

(c)           Either Bank or Zale may propose to the other party hereto an opportunity for utilizing an insert or inserts for the purpose, of marketing goods or services of a third party unrelated to either Zale or Bank (which shall be goods or services which do not compete with those offered by either Bank or Zale or any Affiliate of Bank or Zale). In the event Bank and Zale agree to utilize such insert or inserts for such purpose, Bank and Zale shall share equally any profits resulting from the sale of such products or services so sold.

(d)           in addition to the foregoing rights described in this Section 3.20, Zale shall have the right to request that messages, coupons and/or advertisements be printed on the monthly statements mailed to all Cardholders, or specific Cardholders or groups of Cardholders based on selected Account data, geographic location, or Bank’s Cardholder Account Number, as determined by Zale, and Bank shall place on such statements such messages, coupons and/or advertisements as may be requested from time to time by Zale. Bank shall not be entitled to share in any Zale profits resulting from such advertisements or in any fees or commissions paid by vendors procured by Zale whose products or services are sold to Cardholders as a result of such messages, coupons or advertisements. Until Conversion, Bank shall not be obligated to comply with the provisions of this Section 3.20(d) solely to the extent that the functions described in this Section 3.20(d) continue to be performed by ADS Alliance Data Systems, Inc.

(e)           Bank shall not place any messages, coupons, advertisements or other information on statements for the purpose of soliciting sales of products or services of Bank or any other

Person without Zale’s prior written consent, provided that Bank shall be entitled to place information on the statements concerning the administration or collection of Accounts without the prior written consent of Zale.

3.21        Access to Products and Services; Enhancements.

(a)           Bank hereby agrees that it shall provide Zale access, upon commercially reasonable terms and conditions (including without limitation pricing), to new products and services related to the private label credit card business which are offered by Bank after the date hereof; provided, however, that Bank shall have no obligation to offer any such products and services to Zale to the extent such products and services (i) were developed by Bank at the specific request and expense of another private label credit card customer of Bank; and (ii) such product or service is not available in the credit card industry generally to retailers of Authorized Goods and Services; and (iii) such product or service is subject to an exclusivity agreement between such customer and Bank, as the case may be.  In the event Bank develops new products and/or services which could reasonably be expected, if implemented with respect to the Card Program or the services provided by Bank hereunder, to improve the Card Program or such services, Bank shall so advise Zale promptly following introduction of such products and/or services by Bank and shall advise Zale of the details of same, including without limitation a reasonably detailed description of such products and/or services and the price and other material terms and conditions upon which such products and/or services are offered to Zale. If Zale is interested in purchasing such product or service, Zale shall so advise Bank, and Bank shall provide such products and/or services to Zale upon the terms and conditions contained in Bank’s notice. Bank shall reasonably cooperate with Zale to implement such product and/or service with respect to the Card Program as promptly and efficiently as reasonably possible thereafter. Notwithstanding anything to the contrary contained in this Section 3.21(a), Bank will at a minimum make available to Zale such products and/or services as are offered by a majority of Zale’s competitors which are major national specialty retailers engaged in the retail sale of fine jewelry and watches and which issue private label credit cards.

(b)           Zale may, from time to time, request improvements or enhancements (including without limitation systems and operations improvements or enhancements) in connection with the Card Program, and Bank agrees to use commercially reasonable efforts to assist Zale in developing specifications for the scope of such system improvements or enhancements, including but not limited to the estimated cost of development of such improvements or enhancements and the cost of providing such improvements or enhancements to Zale; provided, however, that any improvements or enhancements required pursuant to Section 3.14 hereof shall be provided by Bank at no cost or expense to Zale. Bank agrees to provide all such system improvements or enhancements an the terms and conditions to which Zale and Bank may mutually agree. The parties agree to cooperate with respect to the development and implementation of any such system improvements or enhancements in a timely manner.

3.22        Sales Tax Credits.  Any sales tax credit resulting from a Credit, Chargeback or charge-off of an Account or receivable by Bank or for any other reason shall be for the sole account of Zale and, to the extent Bank receives the benefit of any such credit, Bank shall promptly pay or credit Zale the amount of any such sales tax credit. Bank agrees to cooperate with Zale in claiming and securing any such benefit. Without limiting the generality of the foregoing, Bank shall provide Zale information on a monthly basis regarding Credits, Chargebacks and charge-offs, which information shall include, at a minimum, the amount of the Credit, Chargeback or charge-off, the customer name and the customer address.  Zale, at its discretion, may then calculate and prepare refund claims for the sales taxes paid with respect to the original credit transaction.  At Zale’s request, Bank will promptly sign, and Zale will file, such refund claims. To the extent that a taxing jurisdiction disputes or denies any refund claim, Zale will have the authority to negotiate with the taxing jurisdiction on behalf of Bank, and Bank hereby appoints Z Del and Zale Puerto Rico, and each of them, its attorney-in-fact for all such purposes. Zale will bear the costs of any such negotiations and shall reimburse Bank for any and all reasonable costs and expenses incurred by Bank in performing Bank’s obligations under this Section 3.22.

ARTICLE IV -FEES AND CERTAIN OTHER PAYMENTS

4.1          Fees and Certain Other Payments.

(a)           For each Card Sale made by Zale, Bank shall charge (except that Bank shall pay with respect to any Merchant Fee which is shown in Schedule 4.1(a) as being a negative amount) and Zale (or Bank, as the case may be) agrees to pay a fee in the amount set forth in Schedule 4.1(a) hereto (the “Merchant Fee”), which Merchant Fee will be subject to adjustment as provided herein.  If Bank has previously charged or credited Zale Merchant Fees or other fees in respect of any Credit, Bank or Zale, as the case may be, shall reimburse the other the amount of such fees.  Bank shall not change or adjust the Merchant Fee for Revolving Credit Plans or Special Credit Plans of less than 91 days duration during the eighteen (18)-month period immediately following the Effective Date or change or adjust the Merchant Fee for any other Special Credit Plan during the twelve (12)-month period immediately following the Effective Date, following which time the Merchant Fee may be adjusted to the extent specifically provided herein.  No decreases shall be made during the first twenty-four (24) months following the Effective Date.  The Merchant Fee due from Zale hereunder will be calculated in accordance with Section 4.1(b) below.  Bank shall provide Zale with notice of any proposed change to any Merchant Fee hereunder at least thirty (30) days prior to the proposed implementation of any such change.

(i)            Merchant Fee Adjustments Due to Prime Rate Changes.  In addition to Merchant Fee changes provided for in Section 3.2(c) hereof and clause (ii) below, the Merchant Fees applicable to Special Credit Plans, as outlined above, are subject to change based on changes to the Prime Rate as follows:  (A) For every twenty-five (25) basis point (0.25%) increase or decrease in the Prime Rate above or below 8.75%, the Merchant Fee applicable to 90 Days Same as Cash and 90 Day Deferred Program Card Sales will be increased by four (4) basis points (0.04%) (in the case of a Prime Rate increase) or reduced by four (4) basis points (0.04%) (in the case of a Prime Rate decrease); (B) For every twenty-five (25) basis point (0.25%) increase or decrease in the Prime Rate above or below 8.75%, the Merchant Fee applicable to 12 Month Interest Free Card Sales will be increased by sixteen (16) basis points (0.16%) (in the case of a Prime Rate increase) or reduced by sixteen (16) basis points (0.16%) (in the case of a Prime

Rate decrease); and (C) For every twenty-five basis point (0.25%) increase or decrease in the Prime Rate above or below 8.75%; the Merchant Fee applicable to 18 Month Interest Free Card Sales will be increased by twenty-four basis points (0.24%) (in the case of a Prime Rate increase) or reduced by twenty-four basis points (0.24%) (in the case of a Prime Rate decrease); provided, however, that any decrease in the Prime Rate below 7.5% will not be a basis for a decrease to the Merchant Fees applicable to any Special Credit Plan.

(ii)           Other Merchant Fee Adjustments.  In addition to changes to the Merchant Fees provided for in clause (i) above, Bank may increase (based upon the occurrence of a Negative Significant Shift) or decrease (based upon the occurrence of a Positive Significant Shift) the Merchant Fee applicable to any Credit Plan of any Zale division as to which such Shift occurred, up to an aggregate of fifty (50) basis points (0.5%) for all such increases for all such Merchant Fees, during any calendar year.  To the extent Bank has previously increased any such Merchant Fee or Fees pursuant to this clause (ii) , upon the occurrence of any subsequent Positive Significant Shift, Bank shall decrease such Merchant Fee or Fees by the amount by which such Merchant Fee or Fees were previously increased; provided, however, that Bank shall not be required to decrease the Merchant Fee or Fees by an aggregate of more than 50 basis points (0.5%) in any calendar year in which a Positive Significant Shift occurred.

(b)           Zale shall pay Bank (and to the extent Bank owes Zale a Merchant Fee, Bank shall pay Zale) a Merchant Fee calculated based upon the Sales Data remitted to Bank by Zale pursuant to Section 3.8(a) hereof.  Neither Bank nor Zale shall be entitled to any Merchant Fee with respect to any sales of insurance products or services pursuant to Section 3.17 hereof or sales of products or services via inserts pursuant to Section 3.20.

(c)           Pursuant to Section 3.8(a) hereof, Bank may, at its option, offset against any Settlement amount wired to a Settlement Account an amount equal to any then due and unpaid Merchant Fees, provided that Bank provides prompt written notice to Zale of such offset.  Bank shall add to each Settlement amount any Merchant Fees payable by Bank to Zale in respect of any Card Sales or Credits included in such Settlement.  Under no circumstances shall Bank debit (and Bank is not authorized to debit) any Settlement Account in the event any Settlement amount due Zale with respect to such Business Day is a negative amount, but rather Bank shall be entitled to offset any such remaining amount against any amount wired to a Settlement Account on the next succeeding Business Day.  Bank shall have no right to offset any Chargeback against any Settlement amount due Zale hereunder.

(d)           Upon the closing of the transactions contemplated by the Receivables Purchase Agreement, Bank will pay Zale a one-time lump sum payment in the amount of $41,800,000 in immediately available Federal funds by wire transfer to an account of Zale designated in writing by Zale.  Such sum shall be fully earned by Zale upon its execution hereof and shall not be subject to rebate or repayment for any reason whatsoever except as specifically set forth in this Section 4.1(d).  If this Agreement is terminated by Bank pursuant to Section 5.4(b)(iii) hereof, because of a material breach by

Zale which has not been cured by Zale during the applicable grace period, on or prior to any of the anniversary dates of this Agreement indicated in the table below, Zale shall be obligated to repay (without interest thereon and within ninety (90) days following such termination) the corresponding percentage of such sum as follows:

Anniversary of Date of Agreement	% of Sum to Be Repaid by Zale
First	85%
Second	70%
Third	55%
Fourth	40%
Fifth	25%

Upon the fifth anniversary of the date of this Agreement, Bank shall no longer have any right to rebate or repayment with respect to such sum or any percentage thereof.

ARTICLE V -MISCELLANEOUS

5.1          Indemnification.

(a)           Indemnification by Zale.  Zale shall be liable to and shall indemnify, defend and hold harmless Bank and its officers, employees and directors (collectively, “Bank Indemnified Persons”) from any losses, damages, claims or complaints (including reasonable outside attorney’s fees and disbursements) incurred by any Bank Indemnified Person arising out of:

(i)            Any claim, complaint or setoff made by or on behalf of a Cardholder with respect to Card Sales or Credits submitted by Zale pursuant to this Agreement that resulted from Zale’s acts or omissions;

(ii)           Any wrongful acts or omissions by Zale in connection with the furnishing of any Authorized Goods and Services purchased by Cardholders pursuant to this Agreement;

(iii)          Death or injury to any Person or the loss, destruction or damage to any property arising out of the furnishing by Zale of any Authorized Goods and Services purchased with the Card;

(iv)          Any claim or complaint of a third party in connection with the use of any Zale Mark on the Card or in advertising, marketing, promoting or administering the Card Program, but only to the extent such use was approved by Zale;

(v)           Any breach by Zale of any representation, warranty or obligation under this Agreement;

(vi)          The misfeasance, malfeasance or fraudulent acts of any employee, agent or representative of Zale;

(vii)         The negligence or willful misconduct of Zale.

(b)           Indemnification by Bank.  Bank shall be liable to and shall indemnify, defend and hold harmless Zale and its officers, employees and directors (collectively, “Zale Indemnified Persons”) from any losses, damages, claims or complaints (including reasonable outside attorney’s fees and disbursements) incurred by any Zale Indemnified Person arising out of:

(i)            Any claim or complaint by or on behalf of a Cardholder with respect to any acts or omissions by Bank or its employees, agents or representatives in connection with such Cardholder’s Account that resulted from Bank’s acts or omissions;

(ii)           Any claim or complaint arising out of Zale’s reasonable compliance with the Operating Regulations or any failure of the Required Disclosures to comply in any respect with Applicable Law;

(iii)          Any claim or complaint by a Cardholder, any governmental agency or any other third party with respect to a violation of Applicable Law by Bank or its employees, agents or representatives or wrongful acts or omissions by Bank in connection with the furnishing of any product or service by Bank to any Cardholder;

(iv)          Any claim or complaint of a third party in connection with the use of any Bank Mark on any Card or in advertising, marketing, promoting or administering the Card Program;

(v)           Any breach by Bank of any representation, warranty or obligation under this Agreement;

(vi)          Any claim or complaint arising out of a failure of Bank’s systems or operations relating to the Card Program;

(vii)         The negligence or willful misconduct (including, without limitation, the misfeasance, malfeasance or fraudulent acts of any employee, agent or representative of Bank) of Bank.

(c)           Notice of Claim.  If any claim is made or any suit or action is commenced against an Indemnified Party in respect of which indemnification may be sought under this Section 5.1, such Indemnified Party shall promptly give the Indemnifying Party written notice thereof and the Indemnifying Party will be entitled to assume the defense thereof and to take over and control the settlement thereof (with counsel reasonably satisfactory to the Indemnified Party) at the Indemnifying Party’s cost and expense by giving written notice of its intention to do so to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of notice of the claim, suit or action.  If the Indemnifying Party assumes the defense of any claim, suit or action, it shall not settle such claim, suit or action unless the Indemnified Party consents to such settlement, which consent shall not be unreasonably conditioned, withheld or delayed unless the Indemnified Party is not being unconditionally released from all liabilities in respect of such indemnified claim.  Notwithstanding the assumption by the Indemnifying Party of the defense of any claim, suit or action, the Indemnified Party will be permitted to join in the defense thereof and to employ counsel at its own cost and expense.  If the Indemnifying Party fails to notify the Indemnified Party of its desire to assume the defense of any claim, suit or action or notifies the Indemnified Party that it will not assume the defense thereof, then the Indemnified Party may assume the defense thereof, at the Indemnifying Party’s cost and expense.  Any compromise of, or any final judgment entered on or in, any claim, suit or action which the Indemnifying Party declines to defend in accordance with this Agreement, will be deemed to have been consented to by, and will be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or proceeding, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree.  In any case, the Indemnifying Party and the Indemnified Party shall cooperate (at no cost to the Indemnified Party) in the settlement or defense of any such claim, suit or action.

(d)           Payment of Indemnified Amounts.  The Indemnified Party shall notify the Indemnifying Party of any amounts due and owing by the Indemnifying Party under this Section 5.1 and the Indemnifying Party shall pay such amounts to the Indemnified Party within thirty (30) days after receipt of such notice.

(e)           Survival.  Except for this Section 5.1 and Sections 5.4(c), 5.4(g), 5.5, 5.7 and 5.8, 5.10, 5.13, 5.18 and any other provision which pursuant to its terms shall survive termination of this Agreement, no other terms of this Agreement will survive the termination of this Agreement

5.2          Card Program Promotion; Advertising and Service Marks.

(a)           Limited License.  Subject to Zale’s prior review and approval of such use and to Zale’s reasonable specifications, Zale hereby authorizes Bank, for purposes of this Agreement, to use Zale Marks on the Cards and in advertising, marketing, promoting and administering the Card Program.  Bank hereby authorizes Zale, for purposes of this Agreement, to use any of Bank’s name, logos, trademarks, service marks, or other proprietary designations on the Cards and in advertising, marketing, promoting and administering the Card Program, subject to Bank’s prior review and approval of such use and to Bank’s reasonable specifications.

(b)           Promotion of the Card Program.  Bank and Zale agree to cooperate in the development of advertising, marketing, and promotional materials (in any media form), as well as operating forms and other materials which promote the Card and any Card related programs (collectively or individually, the “Promotional Materials”).  Zale and Bank shall promote, participate in and support the Card Program throughout the term of this Agreement.  Zale shall provide support for the Card Program at its Stores in a manner reasonably consistent with the support provided by Zale as of the date hereof in connection with the JNB credit card program.  Zale shall encourage customers to apply for Cards and shall encourage Cardholders to use Cards for purchases of Authorized Goods and Services.  Zale shall prominently display at each of its Stores advertising and promotional materials relating to the Card Program, including without limitation, “take-one”

Applications.  Zale shall only use or display promotional materials relating to the Card Program in accordance with the Operating Regulations.

(i)            Each of Zale and Bank (the “Proposing Party”) acknowledges and agrees that it will present all Promotional Materials to the other party hereto (the “Non-Proposing  Party”) for such Non-Proposing Party’s review and, except to the extent provided in clause (ii) of this Section 5.2(b) below, written approval, in accordance with the provisions of this Section 5.2(b)(i).  The Proposing Party will deliver Promotional Materials to the Non-Proposing Party at least four (4) Business Days prior to the last date upon which preliminary changes can be made to such materials.  The Non-Proposing Party will review such Promotional Materials promptly and shall respond to the Proposing Party within two (2) Business Days following the Non-Proposing Party’s receipt of such materials.  The Proposing Party will allow itself sufficient time to make changes as required by the Non-Proposing Party including time to provide the Non-Proposing Party with the revised Promotional Materials for the Non- Proposing Party’s review and written approval before such materials are utilized.  In the event the Non-Proposing Party does not approve the Promotional Materials submitted by the Proposing Party, the Non-Proposing Party shall specify in reasonable detail the basis for such non-approval and shall cooperate in good faith with the Proposing Party to resolve any objection to the proposed Promotional Materials as promptly as reasonably possible with the objective of permitting the Proposing Party to utilize the Promotional Materials within a time frame reasonably proposed by the Proposing Party.

(ii)           Promptly following execution and delivery of this Agreement, Bank shall develop and submit to Zale forms of Required Disclosures (including without limitation Required Disclosures regarding the Special Credit Plans described in Schedule 1.1B) for use by Zale in connection with advertisements and other Promotional Material, together with such instructions, based upon Bank’s reasonable interpretation of Applicable Law, for use of such Required Disclosures.  Zale shall provide Bank a copy of any such proposed use of the forms of Required Disclosures in any Promotional Material prior to such use and, provided such Required Disclosures are used by Zale in accordance with such instructions, Zale’s use of the Required Disclosures in such Promotional Material shall be deemed to have been approved by Bank.

(iii)          The Proposing Party will deliver Promotional Materials in substantially the form and/or format media as they are intended to be utilized.  Non-printed Promotional Materials shall be accompanied by a written transcript.

(iv)          Notwithstanding anything else to the contrary herein, (1) the Proposing Party will be solely responsible for, and will indemnify the Non-Proposing Party (subject to Section 5.1(a)) against, any claim and expense incurred by the Non-Proposing Party as a result of the Proposing Party’s use of materials not approved or deemed approved by the Non-Proposing Party in accordance with the terms of this Section  5.2; and (2) the Non-Proposing Party will have the option to terminate this Agreement upon reasonable notice if the Proposing Party’s persistent failure to comply with the terms of this Section 5.2 places the Non-Proposing Party at material risk.

(c)           Cardholder Solicitation.  Bank will share customer and customer-related information with Zale and its Affiliates to the full extent allowed by Applicable Law.  Without limiting the generality of the foregoing, Bank shall provide to Zale such information as may be necessary to support the use by Zale of the Harte Hanks Communications, Inc. database to the same extent Zale and/or its Affiliates are utilizing such database in connection with their respective businesses on the date of this Agreement.  Bank shall take all such actions as are commercially reasonable and not in violation of Applicable Law to enable it to provide customer and customer-related information to Zale.  Any and all customer information collected by Zale shall be and remain the property of Zale. Bank and Zale shall agree upon plans for solicitation of Zale’s customers to establish Accounts.  Bank shall not distribute its Cardholder list or any portion thereof to any third party (other than a third party performing services for Bank pursuant to this Agreement and only to the extent such third party requires such information to perform such services).  Zale may use Cardholder names and addresses to conduct promotional programs for Authorized Goods and Services during the term of this Agreement.  Cardholder information may be used by Bank or its Affiliates only for the purposes and objectives set forth in this Agreement and in exercise of its rights hereunder (including without limitation marketing by Bank or its Affiliates of its secured and unsecured consumer financial products and services to the extent permitted herein).  In any event Bank shall not use any Cardholder information in any manner that is injurious to Zale’s retail business.

(d)           Use of Promotional Materials.  Notwithstanding anything to the contrary herein, Zale and Bank each acknowledges and agrees that wherever the approval of the other party is required, it will not use, publish or distribute (in any media form) Promotional Materials without the prior written approval of such other party, which prior written approval shall not be unreasonably conditioned, withheld or delayed.

(e)           Marketing or Survey Fund.  On the Effective Date and annually on each anniversary of the Effective Date Bank shall pay Zale the sum of $100,000 to be used by Zale, in its sole discretion, for promotion of the Card Program or for customer satisfaction surveys to be conducted by Zale or an entity designated by Zale.

5.3          Books and Records.  Zale shall retain an original copy of each Sales Slip and Credit Slip for one hundred and eighty (180) days following the date of the Card Sale and a microfilm or other copy (including without limitation electronic imaging) thereof for a total of seven (7) years (or such lesser period as may be required by Applicable Law).  Upon Bank’s reasonable request to a Zale designated member of the Client Relationship Team, Zale will send to Bank within fourteen (14) days of such request a copy of any Sales Slip or Credit Slip retained by Zale, provided that such requested Credit Slip or Sales Slip relates to a Card Transaction occurring within the two (2) year period prior to Bank’s request To the extent Bank requests a Sales Slip or Credit Slip related to a Card Transaction which occurred more than two (2) years prior to Bank’s request, to the extent Zale has retained such Sales Slip or Credit Slip, Zale will use commercially reasonable efforts to locate and send to Bank such Sales Slip or Credit Slip as promptly as reasonably practicable.

5.4          Term and Termination.

(a)           Term.  This Agreement will become effective on the Effective Date.  Subject to earlier termination as provided herein, this Agreement (I) will remain in effect for a period of ten (10) years from the Effective Date (“Initial Term”), and (ii) thereafter will continue for additional five (5) year periods (“Subsequent Term(s)”) unless either party provides written notice of termination at least twelve (12) months prior to the end of the Initial Term or any Subsequent Term.  The termination of this Agreement will not affect the rights and obligations of the parties with respect to transactions and occurrences prior to the effective date of termination, except as otherwise provided herein.

(b)           Termination.  This Agreement may be terminated prior to the expiration date of the Initial Term or any Subsequent Term as follows:

(i)            by Bank or Zale immediately upon notice to the other party in the event such other party (a) elects to wind up or dissolve its operations or is wound up and dissolved for reasons of insolvency, (b) makes an assignment for the benefit of creditors, (c) files a voluntary petition in bankruptcy or for reorganization or is adjudicated as bankrupt or insolvent, or (d) has a liquidator or trustee appointed over its affairs and such appointment shall not have been terminated and discharged within thirty (30) days thereof;

(ii)           by Bank or Zale upon sixty (60) days prior written notice to the other party in the event that such other party becomes insolvent or repeatedly fails to pay its debts as they become due and such condition shall not have been cured prior to the expiration of such sixty (60) day notice period;

(iii)          by Bank or Zale upon not less than thirty (30) days notice to the other party in the event such other party materially breaches its obligations hereunder and fails to cure such breach within thirty (30) days following receipt of written notice thereof or, if such breach is a breach of an obligation other than an obligation to pay any amount hereunder and such breach is not capable of being cured within such thirty (30)-day period, such party fails to implement procedures to cure such breach within such thirty (30)-day period and thereafter diligently pursue such cure;

(iv)          by Zale, upon occurrence of a Repeated and Material Breach by Bank;

(v)           by Bank upon not less than one hundred eighty (180) days prior written notice to Zale in the event the aggregate amount of Net Card Sales of Zale during any twelve (12) consecutive month period (the “Decrease Period”) decrease below the Minimum Volume Amount; provided, however, that Bank has first given Zale notice of its intent to terminate pursuant to this Section 5.4(b)(v), and Zale has not advised Bank, by delivery of written notice to Bank within thirty (30)

days of such notice, that Zale will pay Bank the Merchant Fee Differential with respect to such Decrease Period;

(vi)          by Zale, upon three (3) months prior written notice, if Bank is found to have violated Applicable Law with respect to the Card Program by a court of competent jurisdiction or if a governmental or regulatory investigation has determined that the operation of the Card Program or Bank practices utilized in connection with the Card Program violated Applicable Law, which violation would, in either case, in Zale’s good faith reasonable judgment, have a material adverse effect on the Card Program or Zale’s reputation;

(vii)         by Zale, upon thirty (30) days prior written notice to Bank, upon the occurrence of an event of default or a material breach of any provision by Bank or AFCC or any of their respective Affiliates that is not cured during any applicable grace period under an Associates Securitization Facility which event of default or material breach results in the right of a third party to remove Bank, AFCC or any of their respective Affiliates as servicer of receivables under such Associates Securitization Facility (Bank hereby agrees to advise Zale in writing within ten (10) days following the occurrence of any such event or breach); or

(viii)        by either party, within sixty (60) days following payment by Bank, within any consecutive twenty-four (24)-month period, of $10,000,000 or more In liquidated damages for Bank’s failure to achieve Performance Standards hereunder and failure of Bank and Zale, within thirty (30) days following the terminating party’s notice to the other party hereto, to agree upon appropriate amendments to such Performance Standards.

Notwithstanding any other provision hereof to the contrary, in the event the Merger Agreement is terminated in accordance with the provisions thereof prior to the Merger, this Agreement shall terminate concurrently with termination of the Merger Agreement, and, without prejudice to any rights which either party hereto may have against the other party hereto in respect of any breach of the Merger Agreement, neither party hereto shall have any continuing obligations to the other party hereunder.  The foregoing sentence shall survive any termination of this Agreement.

(c)           Amounts Due Upon Termination.  Upon termination of this Agreement, all amounts payable by Zale to Bank or by Bank to Zale shall be automatically due and payable in full in accordance with this Agreement without demand or notice of any kind.

(d)           Purchase Option Following Termination or Expiration—Zale.  Upon termination or expiration of this Agreement for any reason other than pursuant to Section 5.4(b)(v) hereof, Zale will have the right, but not the obligation (subject to clause (e) below), to purchase from Bank, its successors and assigns, and Bank shall be obligated to sell to Zale, all of the then outstanding Card receivables and Accounts, for an aggregate purchase price determined in accordance with Section 5.4(f) below, free and clear of any and all liens, claims, charges and encumbrances (i) in the event of a termination by Zale, by delivering notice of its intent to exercise the purchase right set forth in this Section 5.4(d) concurrently with any notice of termination Zale is required to deliver to Bank under this Section 5.4 or (ii) upon any termination of this Agreement by Bank or any expiration of this Agreement, by delivering notice to Bank within sixty (60) days following such termination or expiration.  Following such election, Bank shall, as promptly as commercially reasonable, and in any event not later than three hundred sixty-five (365) days after receipt of such notice, on a Business Day reasonably agreed to by Zale, transfer and assign such Card receivables and Accounts to Zale or its designee, free and clear of any and all liens, claims, charges and encumbrances, and, in connection therewith, agrees to execute such agreements, documents, instruments of transfer, lien releases and financing statements, all upon such terms and conditions as are reasonable and customary for such transactions, and take such other action, as Zale may reasonably request, to effect or evidence such transfer.  Concurrently with such purchase, and as a condition thereto, Zale shall pay Bank the full amount of the purchase price therefor in immediately available funds, in United States dollars, to such account maintained with a bank as Bank shall reasonably designate in writing.  The parties hereto further agree that, unless otherwise agreed to in writing by both parties hereto, the closing of any of the transactions contemplated by this Section 5.4(d) shall not occur during the period from October 1 through December 31 of any year, but, to the extent it would otherwise have occurred during such period, they shall occur instead on January 15 of the immediately following year.

(e)           Purchase Option Following Termination-Bank.  Upon (i) termination of this Agreement by Bank (and not by Zale) as a result of any of the events described in Section 5.4(b)(i), (ii), (iii) or (v) fail or ft and for a period of thirty (30) days following the expiration of the sixty (60) day period during which Zale may exercise its purchase right pursuant to Section 5.4(d)(ii), or (ii) upon termination of this Agreement by Zale pursuant to Section 5.4(a) or upon expiration of this Agreement (other than expiration caused by Bank’s having given notice of termination pursuant to Section 5.4(a) hereof), and for a period of thirty (30) days following the sixty (60) day period during which Zale may exercise its purchase right pursuant to Section 5.4(d)(ii), Bank will have the right, but not the obligation (subject to clause (d) above), upon at least thirty (30) days prior written notice to Zale, to sell to Zale, its successors and assigns, and Zale shall be obligated to purchase from Bank, all of the then outstanding Card receivables and Accounts, for an aggregate purchase price determined in accordance with Section 5.4(f) below, free and clear of any and all liens, claims, charges and encumbrances.  Following such election, Bank shall as promptly as commercially reasonable, and in any event not later than three hundred sixty-five days (365) days after delivery of such notice to Zale, on a Business Day reasonably acceptable to Zale, transfer and assign such Card receivables and Accounts to Zale or its designee, free and clear of any and all liens, claims, charges and encumbrances, and, in connection therewith, agrees to execute such agreements, documents, instruments of transfer, and financing statements, all upon such terms and conditions as are reasonable and customary for such transactions, and take such other action as Zale may reasonably request, to effect or evidence such transfer.  Concurrently with such purchase, and as a condition thereto, Zale shall pay Bank the full amount of the purchase price therefor in immediately available funds, in United States dollars, to such account maintained with a bank as Bank shall reasonably designate in writing.  The parties hereto further agree that, unless otherwise agreed to in writing by both parties hereto, the closing of any of the transactions contemplated by this Section 5.4(e), shall not occur during the period from October 1 through December 31 of any year, but, to the extent it would otherwise have occurred during such period, they shall occur instead on January 15 of the immediately following year.

(f)            Purchase Price.  Any purchase and sale of the outstanding Accounts and Card receivables pursuant to Section 5.4(d) or (e) above shall be at a purchase price to be agreed upon by Bank and Zale; provided, however, that if Bank and Zale cannot so agree upon a purchase price for such outstanding Accounts and Card receivables within ten (10) days following notice of such purchase and sale, the purchase price shall be the value to Bank, as determined using a discounted cash flow methodology, of the outstanding Card receivables on a going concern basis (the “Fair Market Value”) on the date of transfer arrived at by a neutral, independent’ public accounting firm which is one of the five (5) largest recognized public accounting firms in the United States, which does not represent any of the parties hereto, and which is qualified to provide Valuation services similar to those to be provided hereunder (the “Designated Third Party”), the identity of which Designated Third Party shall be agreed upon by Bank and Zale.  Bank and Zale agree to provide the Designated Third Party access reasonably necessary to assist in such valuation.  Such information shall be deemed confidential, provided that Zale may share such valuation with a bona fide prospective purchaser of all or any portion of such outstanding Accounts and/or Card receivables, and, provided further, that such prospective purchaser first executes a reasonable confidentiality agreement provided by Bank.  The expense of such valuation by the Designated Third Party shall be shared equally by Bank and Zale.

(g)           Cardholder List.  Bank covenants and agrees that, following the closing of any purchase and sale of the outstanding Accounts and Card receivables pursuant to Section 5.4(d) or (e) above, the use by Bank or its Affiliates of the names and addresses of Cardholders who have opened Accounts at Stores and any other Cardholder information for any purpose including, without limitation, any solicitation of such Cardholders by Bank or its Affiliates or any third party or the disclosure or sale of such Cardholder information to third parties, is prohibited and is subject to the confidentiality provisions of Section 5.8 of this Agreement; provided, however, that Bank shall be entitled to use such information in connection with products and services offered by Bank or one of its Affiliates to the extent such Cardholder is an existing customer for products and/or services of Bank other than those offered in connection with the Card Program.  In the event that neither party exercises its right to effect a purchase and sale of the outstanding Accounts and Card receivables pursuant to Section 5.4(d) or (e) above, (i) Zale shall be prohibited from using a Person’s status as a Cardholder as a criterion in connection with any solicitation directed to such Cardholders that relates primarily to credit cards or credit products offered by Zale and (ii) Bank agrees not to disclose, sell or otherwise provide any of such Cardholder information, under any circumstances, to any party which directly or indirectly operates in the retail jewelry industry or which otherwise competes with Zale or any Affiliate of Zale.

5.5          Termination-related Obligations: Sunset Management.

(a)           Upon expiration or any termination of this Agreement, Zale will promptly submit to Bank all Sales Data for Card Transactions which have occurred up to the date of termination.  Bank will cooperate with Zale and provide Zale with reasonable assistance to assure the orderly transfer of Zale’s Sales Data, all books and records relating to the Card Program (other than Bank’s internal financial books and records related solely to Bank’s profits and losses in connection with the Card Program) and all Account and other data relating to the Card Program to Zale or to a new third party provider designated by Zale and shall use its commercially reasonable efforts to minimize any disruption or interruption of the services provided by Bank hereunder.  Bank’s termination-related obligations will include allowing Zale, its agents, contractors and consultants reasonable access to all systems and data then being used by Bank to provide the services provided by it under this Agreement and access to responsible Bank personnel engaged in the performance of this Agreement.  Zale’s access for termination- related services is subject to reasonable protections for security, audits, and third party contracts.

(b)           Regardless of whether this Agreement is terminated by Zale or Bank, or if it otherwise expires in accordance with its terms without renewal, the parties hereto agree to continue to comply with the terms and conditions of this Agreement (including without limitation the financial terms of this Agreement), and Bank agrees to continue to provide all of the services to be provided by Bank hereunder in connection with the Card Program, pursuant to the terms and conditions of this Agreement (including without limitation the Performance Standards), until the earlier of (i) the date on which Zale secures and converts to such services elsewhere and (ii) three hundred sixty-five (365) days following such termination or expiration.  Notwithstanding any other provision hereof to the contrary, in no event may Bank cease to provide all or any portion of such services between October 1 of one year and February 1 of the next year unless Zale agrees or directs in writing.  In no event will Bank have the right, upon such termination or expiration, to prevent Zale from moving books and records or any other data related to the Card Program to another facility or provider when it chooses to do so, subject to the provisions of this Section 5.5.

(c)           Upon Zale’s termination of this Agreement, the parties shall endeavor, in good faith, to close any transaction contemplated by Sections 5.4(d) or (e) and to complete transition as promptly as commercially reasonable and in any event not later than three hundred sixty-five (365) days (excluding any period from October 1 of one year and February 1 of the next year unless Zale agrees or directs in writing) following termination or earlier notice thereof, and Bank shall continue to provide service hereunder upon the terms and conditions of this Agreement.  Upon termination of this Agreement, without prejudice to the rights and remedies available to either party as a result of the breach hereof by the other, each party shall pay its own costs and expenses associated with Zale’s moving to a new service provider.

(d)           Upon termination by Bank (and not by Zale) pursuant to Section 5.4(b)(i), (ii) or (iii) hereof, or upon expiration of this Agreement, Zale will pay Bank for transitional services rendered after expiration or termination of the Agreement at commercially reasonable rates and as may be mutually agreed by the parties hereto and will reimburse Bank for reasonable out-of- pocket expenses for which Zale has given prior written approval.  Zale will also pay all transfer and similar charges owed to third parties in connection with the legal, physical or electronic transfer of Sales Data, books and records and Account or other data.

(e)           During the last ninety (90) days prior to any termination or expiration of this Agreement, (i) Bank will not transfer any Bank member of the Client Relationship Team to other assignments without prior written approval of Zale, which approval shall not be unreasonably withheld if Bank demonstrates to Zale that such transfer would not be detrimental to Zale or the Card Program, and (ii) Bank will use commercially reasonable efforts to support Zale’s transition of the Card Program to another provider.

(f)            In the event of the closing of any transaction contemplated by Section 5(d) or (e) hereof, the parties hereto agree to enter into an interim servicing agreement, consistent with the provisions of this Section 5.5 upon such terms and conditions, including interim servicing and compensation, as are commercially reasonable and as may be mutually agreed upon by the parties hereto.

5.6          Status of the Parties.  In performing their responsibilities pursuant to this Agreement, Bank and Zale are in the position of independent contractors.  This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or an association for profit between Bank and Zale.  Further, notwithstanding anything to the contrary contained in this Agreement, any third party designated by any party to this Agreement to perform obligations or functions of such party under this Agreement, including without limitation, obtaining Authorization or performing data capture, remittance or Settlement functions, will be subject to the approval of the other parties to this Agreement (which approval shall not be unreasonably conditioned, withheld or delayed) and will be deemed to be the agent of the designating party for all such purposes and not the agent of any other party hereto, and such designating party shall be fully liable for the fees and actions of any such third party with respect to the performance of such functions.

5.7          Force Majeure.  Neither party to this Agreement will be liable to the other by reason of any failure in performance of this Agreement in accordance with its terms if such failure arises out of causes beyond the control and without the fault or negligence of such party; provided, however, that Bank shall not be excused from any failure of its obligations to have and implement backup capacity, failover plans or disaster recovery procedures in the event of a force majeure.  Such causes may include, but are not limited to acts of God or of the public enemy, acts of civil or military authority, fires, riots or war.  In the event of any force majeure occurrence, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement.  The disabled party shall promptly and in writing advise the other party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform, and of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder in whole or in part.

5.8          Confidentiality.  (a) In performing its obligations under this Agreement, each party may have access to and receive certain confidential or proprietary information about the other party.  All information, in any form, supplied to one party hereto (the “Receiving Party”)

by, or at the direction of, the other party (the “Furnishing Party”) relating to, without limitation, either party’s marketing philosophy and objectives, competitive advantages and disadvantages, Cardholder and customer names and addresses, financial results, technological development, Store locations, sales volume(s), merchandise mix, business relationships and methods of transacting business, customers and dealers, operational and data processing capabilities, systems software and hardware and the documentation thereof or other information of the business or affairs of each party, its parent, or its affiliated and subsidiary companies which that party reasonably considers confidential and/or proprietary and any other information relating to the transactions contemplated by this Agreement, the Merger Agreement or the Receivables Purchase Agreement, including any copies, excerpts, summaries, analyses or notes of the foregoing generated by the Receiving Party (collectively, the “Confidential  Information”), will be treated as confidential as provided herein.  For purposes hereof, “Confidential Information” shall not include (i) information that is publicly available at the time it was provided by the Furnishing Party or which subsequently becomes publicly available other than as a result of a breach of the provisions of this Section 5.8; (ii) information obtained from a third party unaffiliated with the Furnishing Party (provided such party was not bound by confidentiality agreements with the Furnishing Party); (iii) information Independently developed by the Receiving Party without reference to the Confidential Information; or (iv) information in the possession of the Receiving Party prior to its disclosure by the Furnishing Party to the Receiving Party.  The Receiving Party acknowledges that-Confidential Information includes, without limitation, information which is stored in printed or electromagnetic forms and furnished to it by the Furnishing Party or at the direction of the Furnishing Party.

(b)           All Confidential Information (i) shall remain the property of the Furnishing Party, (ii) shall be treated as confidential by the Receiving Party, taking such action as shall be necessary or desirable to preserve and protect the confidentiality of the information and in any event using means not less than those used to protect its own confidential information; and (iii) shall not be disclosed to any third party other than the Receiving Party and its directors, officers, employees (with respect to Zale, such of its directors, officers, or employees of any of its operating divisions/subsidiaries which accept or may consider accepting the Card, and, with regard to Bank, such of its directors, officers, employees of Bank, or its Affiliates which are involved in the development of the Card Program) who are engaged in the implementation of policies, programs or procedures with regard to the acceptance of the Card by Zale or the financial advisors, accountants or attorneys of either of Bank or Zale (each an “Authorized Person”) without the Furnishing Party’s prior written consent.  If any party to this Agreement should disclose Confidential Information to any third party other than an Authorized Person, such party shall promptly notify the other parties to this Agreement and shall require said third party to agree to the confidentiality provisions set forth in this Section 5.8.

(c)           In the event that the Receiving Party or any Authorized Person becomes legally Compelled (including without limitation, by law, rule, regulation, stock exchange or governmental regulator or administrative or similar agency as part of a judicial or administrative proceeding (including without limitation, by deposition, interrogatory, request for information or documents, subpoenas, civil or criminal investigative demand or otherwise)) to disclose any of the information, the Receiving Party shall provide the

Furnishing Party with immediate written notice of such requirement so that the Furnishing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 5.8.

(d)           The terms of this Section 5.8 will survive the termination of this Agreement and will continue for a period of three (3) years thereafter.

5.9          Access to Cardholder List.  Zale may request from Bank, and Bank shall provide promptly, and in any event within ten (10) Business Days of such request, the names and addresses of Cardholders who have opened Accounts at Stores.  The provision of such names and addresses more frequently than once per calendar month will be upon the agreement of the parties.  Zale use of such Cardholder information obtained from Bank shall be limited to the sale and sales promotion of Authorized Goods and Services and goods and services pursuant to inserts to the extent contemplated by Section 3.20 hereof.  Except as specifically provided herein, during the term of this Agreement any other use of such Cardholder information by Zale including, without limitation, the disclosure or sale of such Information to third parties, is prohibited and is subject to the confidentiality provisions of Section 5.8 of this Agreement, provided that such prohibition does not apply to any information concerning such Cardholders.  that Zale has otherwise obtained or compiled (including information obtained or compiled by third parties).  In accordance with Applicable Law, Bank shall provide a procedure for Cardholders to “opt out” with respect to the provision of information related to any such Cardholder by Bank to Company, and otherwise use reasonable efforts to be able to disclose such information to Zale.

5.10        Arbitration.  If the parties hereto are unable to resolve any Dispute, such Dispute shall be submitted to arbitration in accordance with the procedures hereof.  The arbitration shall be initiated by a party’s delivering to the other parties hereto a notice of Intention to arbitrate (the “Arbitration Notice).  The arbitration shall be held in Dallas County, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the arbitration is instituted and as provided herein.  In the event of any inconsistency between such Rules and this Agreement, this Agreement shall control.  Unless the parties agree to a single arbitrator; the arbitration shall be conducted before three (3) independent and impartial arbitrators, none of whom shall be affiliated with either party hereto.  Within ten (10) days of the date of the Arbitration Notice each party shall notify the other of its choice of an arbitrator.  Each party shall have the right, for a period of ten (10) days following its receipt of notice of a proposed arbitrator from the other party, to investigate the arbitrator so chosen to verify his or her impartiality.  Thereafter, the two (2) arbitrators so chosen shall choose the third arbitrator who shall be the chairman of the panel of the three arbitrators.  All arbitrators, prior to their service, shall disclose all actual or perceived conflicts of interest involving the subject matter of the Dispute or with the parties.  In the event the parties agree to a single arbitrator, the selection of the arbitrator shall be made by mutual consent.  The three (3) arbitrators (or the single arbitrator, if the parties so choose, in either case, the “Tribunal”) selected shall hear and decide the arbitration case.  The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16) to the exclusion of any provision of state law inconsistent therewith and which would produce a different result, and the parties hereto hereby agree to be-bound by the decision of the arbitrators and that judgment thereon may be entered by any court having jurisdiction thereof.  The Tribunal shall determine the fact-based claims of the parties and render its final decision in accordance with the substantive laws of the State of Texas, exclusive of its conflict of law rules.  The limitations on any actions will be determined under Texas law.  The Tribunal may, in the course of proceedings, order any provisional remedy or conservatory measure, including, but not limited to attachment, preliminary injunction or the deposit of specified security, which it considers to be necessary, just and suitable under the circumstances.  The failure of a party to comply with such an interim order, after due notice and opportunity to cure such non-compliance; may be treated by the Tribunal as a default, and all or some of the claims or defenses of the defaulting party may be stricken and partial or final decision entered against such party, or the Tribunal may award such lesser sanctions as it deems appropriate.  A request for interim or provisional relief to a Court shall not be deemed incompatible with the parties’ agreement to arbitrate or as a waiver of such agreement.  Within thirty (30) days after the Tribunal has been appointed, a preliminary hearing among the Tribunal and counsel for each party shall be held for the purpose of developing a plan for the management of the arbitration, all of which shall then be memorialized in an appropriate order.  The Tribunal shall actively manage the proceedings as it deems best so as to make such proceedings expeditious, economical and less burdensome and adversarial than litigation.  The Tribunal shall permit and facilitate such discovery as it shall determine appropriate and as the circumstances warrant, taking Into account the needs of the parties and the desirability of making discovery expeditious and cost effective.  Such discovery may include pre-hearing depositions, particularly depositions of witnesses who will not appear personally before the Tribunal to testify, if there is a substantial demonstrated need therefor.  Papers, documents and written communications shall be served by the parties directly upon each other and the Tribunal.  All papers, documents, briefs, written communication, testimony and transactions, as well as any and all Tribunal decisions, shall be confidential and not disclosed to anyone other than the Tribunal, the parties or the parties’ attorneys and expert witnesses (where applicable to their testimony) except that upon written consent of the parties, such information shall be disclosed to additional third parties, and except that such Information may be disclosed to the extent required by applicable law or pursuant to the rules of any foreign or domestic stock exchange on which shares of either party hereto are listed.  All third parties shall agree in writing to keep such information confidential.  The Tribunal may limit the issues so as to focus on the core of the dispute, limit the time allotted to each party for presentation of its case and exclude testimony and other evidence that it deems irrelevant, cumulative or inadmissible.  Notwithstanding the parties’ agreement regarding arbitration venue above, upon motion of either party, the Tribunal may temporarily relocate a hearing to a place designated by the Tribunal as may be necessary to hear the testimony of particular witnesses not subject to subpoena at the designated hearing site.  The purpose of such temporary relocation is to permit a hearing at a place where such witnesses can be compelled to attend.  With the consent of both parties, the testimony may be recorded before a single member of the Tribunal.  There shall be a stenographic transcript of the proceedings, the cost of which shall, be borne equally by the parties pending the final decision of the Tribunal.  The Tribunal is empowered to award only compensatory damages as such may be limited by the terms of this Agreement.  Any compensatory damages awarded by the Tribunal in respect of failure to meet Performance Standards shall be reduced by the amount of any liquidated damages previously paid by Bank hereunder because of violation of such Performance Standard by Bank.  Each party hereby irrevocably Waives any damages in excess of compensatory damages including a waiver of any punitive or multiple damages.  The Tribunal may, in its discretion, grant pre-decision interest and, if so, such interest shall be at commercial rates during the relevant period.  The

Tribunal may award all or a part of a party’s reasonable attorneys’ fees and costs of arbitration, taking into account the final result of arbitration, the conduct of the parties and their counsel in the course of the arbitration and other relevant factors.  The Tribunal shall, in a final decision, assess the amount of the costs of the proceedings.  Prior to rendering its final decision, the Tribunal shall submit to the parties an unsigned draft of the proposed decision and each party, within five (5) Business Days after -receipt of such draft decision, may serve on the other party and file with the Tribunal a written statement outlining any alleged errors of fact, law, computation or otherwise.  Within five (5) Business Days after receipt of such statement, the Tribunal shall render its final decision. Any arbitration decision shall conform as closely as reasonably possible to the order or judgment which would be rendered by a court of the State of Texas.  Any arbitration decision shall state the reasoning on which it is based, although such reasons shall not be used as a basis of appeal or other judicial proceeding.  To the extent permitted by Applicable Law, any decision by the Tribunal shall not be res judicata or have any binding effect in any unrelated litigation or arbitration where any party to this Agreement may also be a party

5.11        Financial Information.  To the extent such statements are not publicly available, each party shall provide to the other party, during the term hereof, promptly following preparation thereof, (a) annual audited financial statements prepared by its independent accounting firm and (b) unaudited quarterly financial statements.  For purposes hereof, such financial statements may be the financial statements of AFCC or Zale Corporation, as the case may be.

5.12        Assignability; Successors and Assigns.  This Agreement and any of the rights, interests and obligations of either of the parties hereunder may be assigned to a parent, subsidiary, or Affiliate of either party, provided that any such assignee shall have as of the date of assignment a financial net worth equal to or greater than the assigning party as of the Effective Date and provided that any such assignment shall not release the assigning party of its duties and obligations hereunder.  In the event that either party or its parent is acquired by an unaffiliated third party, whether by merger, acquisition of stock or acquisition of all or substantially all of the assets of either party or its parent, this Agreement and any of the rights, interests and obligations of either of the parties hereunder may be assigned to such third party, provided that such third party shall have as of the date of assignment a financial net worth (on a combined basis with such party or its parent) equal to or greater than such party as of the Effective Date at the time of such assignment.  This Agreement may not otherwise be assigned (whether by operation of law or otherwise) without the prior written consent of the non-assigning party.  The rights and obligations of the parties hereto will inure to the benefit of and will be binding upon the successors and permitted assigns of each of them.

5.13        Agreement not to Sell.  Except in connection with an assignment permitted pursuant to the provisions of Section 5.12 hereof, Bank agrees that it will not sell, transfer, grant a security interest, lien, claim, charge or encumbrance in or on, or otherwise dispose of, any Account, or, except pursuant to an Associates Receivables Securitization Facility or other secured financing of Bank or an Affiliate of Bank (in which event such sale, transfer or grant shall be subject to the options of Zale hereunder), any receivable under an Account, during the term of this Agreement or for any period thereafter when Zale has a right or an obligation to purchase the Accounts and/or receivables as provided herein.  Notwithstanding the foregoing,

Bank may sell any Accounts which have been written off and closed by Bank in accordance with Bank’s standard operating procedures.

5.14        Cooperation.  Each party hereto agrees to cooperate with and provide all reasonable assistance to the other party in connection with any litigation or government or regulatory investigation, whether now existing or hereafter initiated in connection with Zale’s credit card operations and Card Program.

5.15        Amendment.  Except as otherwise provided herein, neither this Agreement nor any of its provisions will be amended or modified except in writing executed by a duly authorized officer of each party.

5.16        Severability.  If any provision, or portion thereof, of this Agreement is held invalid, illegal, void or unenforceable by reason of any rule or law, administrative order, judicial decision or public policy, all other provisions of this Agreement will nevertheless remain in full force and in effect.

5.17        Entire Agreement.  This Agreement, including the Operating Regulations, Performance Standards and any other schedules, exhibits and documents referenced herein, constitutes the entire agreement between the parties in connection with the Card Program and supersedes all prior agreements, supplements, negotiations and communications on such subject matter.

5.18        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Texas.

5.19        Applicable Law or Regulation.  It is expressly understood that changes in the performance of either party’s obligations under this Agreement necessitated by a change in interpretation of any applicable federal or state statute or regulation will not constitute a breach of this Agreement.

5.20        Waivers.  Neither party will be deemed to have waived any of its rights, powers or remedies under this Agreement unless such waiver is approved In writing by the waiving party.

5.21        Notices.  Whenever notice or demand under this Agreement is given to or made upon either party by the other party, such notice or demand must be given in writing, either (i) by depositing it in the United States mail addressed to such party at its address as set forth below, with postage thereon prepaid, and any notice or demand so mailed will be deemed to have been given at the time when it was mailed, or (ii) by courier, telecopier (with accompanying delivery via overnight mail), or similar method, and such notice or demand will be deemed to have been given when the writing or other form of notice or demand is either personally delivered to the party, or telecopied or delivered to the address set -forth below.  Notwithstanding the foregoing, notice of intent to terminate this Agreement and notice of default must be sent by certified or registered mail, postage prepaid, return receipt requested.

if to Bank:	Hurley State Bank
1503 East 10th Street
Sioux Falls, South Dakota 57103
Fax No: (605)336-5781
Attn: Senior Vice President

With copies to:	Associates First Capital Corporation
250 East Carpenter Freeway
Irving, Texas 75062
Fax No: (972) 652-5798
Attn:. General Counsel

Associates Commerce Solutions, Inc.
Four Parkway North
Deerfield, Illinois 60015
Fax No: (847) 597-3279
Attn: General Counsel

If to Company:	Zale Delaware, Inc.
901 West Walnut Hill Lane
Irving, Texas 75038
Fax No: (972) 580-5335
Attn: Chief Operating Officer

With copies to:	Zale Delaware, Inc.
901 West Walnut Hill Lane
Irving, Texas 75038
Fax No: (972) 580-4934
Attn: General Counsel

John Beane, Esq.
Troutman Sanders LLP
600 Peachtree Street N.E.
Suite 4500
Atlanta, Georgia 30308
Fax No: (404) 885-3900

EITHER PARTY HERETO MAY CHANGE THE ADDRESS TO WHICH NOTICE MUST BE SENT BY GIVING WRITTEN NOTICE OF SUCH CHANGE TO THE OTHER PARTY HERETO IN THE MANNER PROVIDED HEREIN.

5.22        No Third-Party Rights.  Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person not party to this Agreement.

5.23        Captions.  The captions used in this Agreement have been inserted for convenience of reference only and will not be deemed to limit or define the text of this Agreement.

5.24        Counterparts.  This Agreement may be executed in separate counterparts, each of which will constitute an original but all of which will constitute one and the same Agreement.

5.25        Consent to Jurisdiction.  The parties hereto irrevocably submit to the exclusive jurisdiction of (a) the courts of the State of Texas and (b) the federal court sitting in the Northern District of Texas for the purposes of any suit, action or ‘other proceeding arising out of this Agreement or any transaction contemplated hereby. The parties hereto agree to commence any action, suit or proceeding relating hereto either in the federal court sitting in the Northern District of Texas or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Texas.  The parties hereto further agree that service of any process, summons, notice or document by United States certified mail, postage prepaid, to such party’s address set forth above shall be effective service of process for any action, suit or proceeding in the State of Texas with respect to any matters to which it has submitted to jurisdiction in this Section 5.25.  The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the courts of the State of Texas or (ii) the federal court sitting in the Northern District of Texas, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ZALE DELAWARE, INC.			HURLEY STATE BANK

By:	/s/ Alan P. Shor		By:	/s/ William E. Johnson
Name: Alan P. Shor			Name: William E. Johnson
Title: Executive Vice President and Chief Operating Officer			Title: Senior Vice President

ZALE PUERTO RICO, INC.

By:	/s/ Alan P. Shor	=
Name: Alan P. Shor
Title: Executive Vice President and Chief Operating Officer

GUARANTY OF OBLIGATIONS OF HURLEY STATE BANK

In consideration of the execution and delivery by Zale of the foregoing Merchant Services Agreement, the undersigned, parent company of the Bank, hereby guarantees absolutely and unconditionally to Zale the due and punctual performance, when and as due, of (i) all obligations of Bank arising under or pursuant to the foregoing Merchant Services Agreement; (iii) the accuracy of Bank’s representations and warranties set forth herein, and (iii) the punctual payment of all sums now or hereafter owed by Bank under the foregoing Agreement.  The liability of the undersigned under this Guaranty shall be unlimited and unconditional, and this Guaranty shall be a continuing guarantee.  Zale may proceed directly against the undersigned without proceeding against or otherwise exercising any remedy with respect to Bank.  The undersigned represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; that it has all necessary power, authority, licenses and permits necessary to execute, deliver and perform its obligations under this Guaranty, that the execution, delivery and performance of this Guaranty by the undersigned do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority, or any other Person which has not been made or obtained; that this Guaranty has been duly authorized, executed and delivered by the undersigned and constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms, except to the extent the same may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other laws governing the rights of creditors generally and except as limited by applicable principles of equity; and that the execution, delivery and performance of this Guaranty by the undersigned do not conflict with or result in the breach of, or constitute a default under any indenture, mortgage, deed of trust, loan, agreement, or other instrument to which the undersigned is party or by which its assets or properties are bound.

IN WITNESS WHEREOF, the undersigned has hereunto set its hand through its duly authorized representative this 10th day of July, 2000.

ASSOCIATES FIRST CAPITAL CORPORATION

By:	/s/ Joseph N. Scarpinato
Name:	Joseph N. Scarpinato
Title:	Senior Executive Vice President